EXHIBIT 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Fleet Retail Group, Inc.

The Administrative and Collateral Agent

for the Lenders Referenced Herein

Mothers Work, Inc.

The Lead Borrower

For The Borrowers Referenced Herein

AND

The Guarantors Party Hereto

October 15, 2004

TABLE OF CONTENTS

ARTICLE I. - DEFINITIONS		2

ARTICLE II. - THE REVOLVING CREDIT		41

2.1	Establishment of Revolving Credit.	41

2.2	Advances in Excess of Borrowing Base (Overloans).	41

2.3	Risks of Value of Collateral.	42

2.4	Commitment to Make Revolving Credit Loans and Support Letters of Credit.	42

2.5	Revolving Credit Loan Requests.	42

2.6	Making Of Revolving Credit Loans.	45

2.7	SwingLine Loans.	45

2.8	The Loan Account.	46

2.9	The Revolving Credit Note.	47

2.10	Payment of the Loan Account.	47

2.11	Interest On Revolving Credit Loans.	48

2.12	Revolving Credit Commitment Fee.	49

2.13	Intentionally Omitted.	50

2.14	Unused Line Fee.	50

2.15	Early Termination Fee.	50

2.16	Concerning Fees.	50

2.17	Intentionally Omitted.	50

2.18	Procedures For Issuance Of L/C’s.	51

2.19	Fees For L/C’s.	52

2.20	Concerning L/C’s.	53

2.21	Changed Circumstances.	54

2.22	Lenders’ Commitments.	56

2.23	Designation of Lead Borrower as Borrowers’ Agent.	58

ARTICLE III. - CONDITIONS PRECEDENT		58

3.1	Corporate Due Diligence.	58

3.2	Opinion.	59

3.3	Officers’ Certificates.	59

3.4	Additional Documents.	59

3.5	Representations and Warranties.	61

3.6	Minimum Day One Excess Availability.	61

3.7	All Fees and Expenses Paid.	62

i

3.8	No Borrower Default.	62

3.9	No Adverse Change.	62

3.10	Validity of Liens.	62

3.11	Documents.	62

ARTICLE IV. - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES		62

4.1	Payment and Performance of Liabilities.	62

4.2	Due Organization. Corporate Authorization. No Conflicts.	63

4.3	Trade Names.	64

4.4	Infrastructure.	64

4.5	GUARANTOR.	65

4.6	Locations.	65

4.7	Title To Assets.	66

4.8	Indebtedness.	67

4.9	Insurance.	68

4.10	Licenses; Material Contracts.	69

4.11	Leases.	70

4.12	Requirements of Law.	70

4.13	Labor Relations.	70

4.14	Maintain Properties.	71

4.15	Taxes.	72

4.16	No Margin Stock or Securities.	73

4.17	ERISA.	73

4.18	Hazardous Materials and Environmental Compliance.	74

4.19	Litigation.	77

4.20	Dividends; Investments; Corporate Action	77

4.21	Loans.	79

4.22	Protection of Assets.	79

4.23	Line of Business.	79

4.24	Affiliate Transactions.	79

4.25	Further Assurances.	80

4.26	Adequacy OF Disclosure.	80

4.27	No Restrictions on Liabilities.	81

4.28	Other Covenants.	81

ARTICLE V. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS		81

5.1	Maintain Records.	81

5.2	Access to Records.	82

5.3	Immediate Notice to Agent.	83

5.4	Borrowing Base Certificate.	84

5.5	Weekly Reports.	84

5.6	Monthly Reports.	84

5.7	Quarterly Reports.	86

5.8	Annual Reports.	86

5.9	Officers’ Certificates.	87

5.10	Inventories, Appraisals, and Audits.	87

5.11	Additional Financial Information.	88

5.12	Financial Performance Covenants.	89

ARTICLE VI. - USE AND COLLECTION OF COLLATERAL		90

6.1	Use of Inventory Collateral.	90

6.2	Inventory Quality.	90

6.3	Adjustments and Allowances.	90

6.4	Validity of Accounts.	90

6.5	Notification to Account Debtors.	91

ARTICLE VII. - CASH MANAGEMENT; PAYMENT OF LIABILITIES		91

7.1	Depository Accounts.	91

7.2	Credit Card Receipts.	92

7.3	The Concentration, Blocked, and Operating Accounts.	92

7.4	Proceeds and Collection of Accounts.	94

7.5	Payment of Liabilities.	95

7.6	The Operating Account and Disbursement Account.	96

ARTICLE VIII. - GRANT OF SECURITY INTEREST		96

8.1	Grant of Security Interest.	96

8.2	Extent and Duration of Security Interest.	98

8.3	Perfection of Security Interests.	98

ARTICLE IX. - COLLATERAL AGENT AS BORROWERS’ ATTORNEY-IN-FACT		101

9.1	Appointment as Attorney-In-Fact.	101

9.2	No Obligation to Act.	102

ARTICLE X. - EVENTS OF DEFAULT		102

10.1	Failure to Pay Revolving Credit.	103

10.2	Failure To Make Other Payments.	103

10.3	Failure to Perform Covenant or Liability (No Grace Period).	103

10.4	Failure to Perform Covenant or Liability (Grace Period).	104

10.5	Misrepresentation.	104

10.6	Acceleration of Other Debt. Breach of Lease.	104

10.7	Default Under Other Agreements.	105

10.8	Intentionally Omitted.	105

10.9	Attachment; Judgment; Restraint of Business.	105

10.10	Business Failure.	105

10.11	Bankruptcy.	105

10.12	Default by Guarantor or Affiliate.	106

10.13	Indictment - Forfeiture.	106

10.14	Termination of Guaranty.	106

10.15	Challenge to Loan Documents.	106

10.16	Intentionally Omitted.	106

10.17	Change in Control.	106

10.18	Uninsured Losses.	106

10.19	ERISA.	107

ARTICLE XI. - RIGHTS AND REMEDIES UPON DEFAULT		107

11.1	Rights of Enforcement.	107

11.2	Sale of Collateral.	108

11.3	Occupation of Business Location.	108

11.4	Grant of Nonexclusive License.	109

11.5	Assembly of Collateral.	109

11.6	Rights and Remedies.	109

ARTICLE XII. - NOTICES		110

12.1	Notice Addresses.	110

12.2	Notice Given.	111

ARTICLE XIII. - TERM		111

13.1	Termination of Revolving Credit.	111

13.2	Actions On Termination.	111

ARTICLE XIV. - GENERAL		112

14.1	Protection of Collateral.	112

14.2	Publicity.	112

14.3	Successors and Assigns.	112

14.4	Severability.	112

14.5	Amendments; Course of Dealing.	112

14.6	Power of Attorney.	113

14.7	Application of Proceeds.	113

14.8	Increased Costs.	113

14.9	Costs and Expenses of the Agent and Lenders.	114

14.10	Copies and Facsimiles.	115

14.11	New York Law.	115

14.12	Consent to Jurisdiction.	115

14.13	Indemnification.	116

14.14	Rules of Construction.	116

14.15	Intent.	118

14.16	Participations.	118

14.17	Right of Set-Off.	119

14.18	Pledges To Federal Reserve Banks.	119

14.19	Maximum Interest Rate.	119

14.20	Waivers.	119

14.21	Counterparts.	120

14.22	Electronic Submissions.	120

14.23	Fleet Retail Group, Inc. as Agent.	121

14.24	Joint Borrower Provisions.	121

14.25	Transitional Arrangements.	125

14.26	Confidentiality.	125

v

EXHIBITS

2.7	:	SwingLine Note

2.9	:	Revolving Credit Note

2.22	:	Revolving Credit Lenders’ Commitments

4.2	:	Affiliates

4.3	:	Trade Names

4.6(a)	:	Locations, Leases, and Landlords

4.6(c)		Form of Landlord Waiver

4.7(a)	:	Encumbrances

4.7(d)	:	Third Party Bailees

4.8	:	Indebtedness

4.9	:	Insurance Policies

4.10	:	Licenses; Material Contracts

4.11	:	Capital Leases

4.15	:	Taxes

4.17	:	ERISA

4.18	:	Environmental Compliance

4.19	:	Litigation

4.20	:	Investments

5.4	:	Form of Borrowing Base Certificate

5.9	:	Officer’s Compliance Certificate

5.12(a)	:	Financial Performance Covenants

5.12(b)	:	Business Plan

7.1	:	DDA’s

7.2	:	Credit Card Arrangements

8.3(d)	:	Investment Property

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

October 15, 2004

THIS AGREEMENT is made between

Fleet Retail Group, Inc., a Delaware corporation, with offices at 40 Broad Street, Boston, Massachusetts  02109, as agent (in such capacity, herein the “Administrative Agent”) for the benefit of the Lenders, on a Pro Rata basis, based upon each Lender’s Percentage Commitment, who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become a “Lender” in accordance with the provisions of Article VII of the Agency Agreement;

and

Fleet Retail Group, Inc., a Delaware corporation, with offices at 40 Broad Street, Boston, Massachusetts  02109, as agent (in such capacity, herein the “Collateral Agent”) for the benefit of the Lenders and the Administrative Agent,

and

Cave Springs, Inc., a Delaware corporation (collectively, with the Lead Borrower, the “Borrowers” and each individually, a “Borrower”), which has its principal executive offices at 456 North Fifth Street, Philadelphia, Pennsylvania  19123,

Mothers Work, Inc., a Delaware corporation with its principal executive offices at 456 North Fifth Street, Philadelphia, Pennsylvania  19123 (the “Lead Borrower” and a “Borrower”),

and

Mothers Work Canada, Inc., a Delaware corporation (“Guarantor”), which has its principal executive offices at 456 North Fifth Street, Philadelphia, Pennsylvania 19123,

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

ARTICLE I. - DEFINITIONS:

As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Acceleration”:  With respect to any Indebtedness, its becoming due and payable prior to its stated maturity.  Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

“Accounts” and “Accounts Receivable”   “Accounts” as defined in the UCC, and also all:  accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

“ACH”:  Automated clearing house.

“Account Debtor”:  Has the meaning given that term in the UCC.

“Administrative Agent”:  Defined in the Preamble.

“Affiliate”:

(a)           With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty-Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to elect a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) the same third Person holds, directly or indirectly, not less than Twenty-Five Percent (25%) of their respective capital stock, beneficial interests, partnership interests or other equity interests; or has directly or indirectly the right to elect the majority of directors of both such parties; or

(b)           Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of any Obligor; has such enterprise’s tax returns or financial statements consolidated with the Lead Borrower’s; is a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Lead Borrower is a member; controls or is controlled by the Lead Borrower.

“Agreement”:  This Loan and Security Agreement, as it may be modified, amended, supplemented or restated from time to time.

“Agency Agreement”:  That certain Agency Agreement dated October 15, 2004, by and among the Administrative Agent, the Collateral Agent, and the Lenders.

“Agent”:  When not preceded by “Administrative” or “Collateral”, the terms “Agent” or “Agents” refer collectively and individually to the Administrative Agent and the Collateral Agent.

 “Agent Fee Letter”:  That certain letter of even date by and between the Administrative Agent and the Borrowers concerning Administrative Agent’s and Collateral Agent’s fees.

“Agent’s Rights and Remedies”:  Defined in Section 11.6.

“Appraised Inventory Liquidation Percentage”: That percentage, obtained by the Collateral Agent from the then most recent appraisal of the Borrowers’ Inventory obtained by the Collateral Agent, to reflect the appraiser’s estimate of the consolidated net recovery (liquidation value) as a percentage of cost including raw materials.

“Approved Electronic Form Notice”:  Defined in Section 14.22.

“Approved Electronic Form”:  Defined in Section 14.22.

“Acquired Real Property”: Any real property acquired by the Borrowers after the date hereof, other than the Headquarters Facility.

“Authorized Officer”:  The Lead Borrower’s President, Treasurer or Chief Financial Officer duly authorized by the Lead Borrower’s Board of Directors, or, in the case of Borrowing Base Certificates, such person as is authorized by the Board of Directors of the Borrower.

“Availability”:      The sum of:

(a)           The Borrowing Base

Minus

(b)           The aggregate unpaid balance of the Loan Account

Minus

(c)           The aggregate undrawn Stated Amount of all then outstanding L/C’s.

“Availability Reserves”:  Such reserves as the Collateral Agent from time to time determines in the Collateral Agent’s reasonable discretion as being appropriate (determined in accordance with customary credit considerations) to reflect the impediments to the Collateral Agent’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i)            Rent for any location in a Landlord State with respect to which a Landlord Waiver has not been received by the Collateral Agent (which initially shall be one (1) month rent for any such location).

(ii)           Customer Credit Liabilities (the Availability Reserve for which initially shall be up to Thirty-Three Percent (33%) of Customer Credit Liabilities and which may be adjusted based on changes in the operation of the Borrower’s business).

(iii)          Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which might have priority over the Collateral Interests of the Collateral Agent in the Collateral.

(iv)          Payables (based upon payables which are past the Borrower’s normal trade terms).

“Bankruptcy Code”:  Title 11, U.S.C., as amended from time to time.

“Base”:    The Base is the publicly announced prime rate from time to time by FNB (or any successor in interest to FNB)(which is not intended to be FNB’s lowest or most favorable rate in effect at any time).  In the event that said bank (or any such successor) ceases to announce such a rate, “Base” shall refer to that rate or index announced or published from time to time as the Administrative Agent, in good faith, designates as the functional equivalent to said rate.  Any change in “Base” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Base” is being set.  In all events, interest that is determined by reference to Base (or any successor to Base) shall be calculated on a 365/366-day year and actual days elapsed.

“Base Margin”:  Zero Percent (0.00%).

“Base Margin Loan”:  Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

“Base Margin Rate”:  The aggregate of Base plus the applicable Base Margin.

“Blocked Account”:  Defined in Section 7.3(a)(ii).

“Blocked Account Agreement”:  An agreement, in form satisfactory to the Collateral Agent, which agreement recognizes the Collateral Agent’s Collateral Interest in the contents of the DDA which is the subject of such agreement and agrees that such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Collateral Agent.

“Borrowers”:  Defined in the Preamble.

“Borrowing Base”:             The lesser of:

(a)           the lesser of the Revolving Credit Loan Ceiling or Borrowing Base A;

or

(b)           the Borrowing Base B.

“Borrowing Base A”:  The sum of:

(a)           The lesser of (1) 50% of the sum of clauses (b), (c), (d), and (e) below or (2) the sum of:

(i)      the face amount of Eligible Accounts arising from the sale of goods in wholesale arrangements multiplied by Eighty-Five Percent (85%), plus

(ii)     the face amount of Eligible Accounts arising from the leasing of a customer list, marketing services, or an Account owing to a Borrower from an account debtor operating a department or specialty store or other location in which a Borrower leases or licenses a portion of the space in such store  (provided, however, that customer list or marketing services Accounts shall be included only to the extent that they do not exceed $5,000,000 in the aggregate) multiplied by Eighty Percent (80%),

Plus

(b)           the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

Plus

(c)           the sum of:

(i) the Cost of Eligible Raw Materials Inventory (net of Inventory Reserves) multiplied by the applicable Inventory Advance Rate,

(ii) (A) the sum of (I) the Cost of Eligible Finished Goods Inventory (net of Inventory Reserves) not located in department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store; plus (II) the lesser of (a) 18% of the sum of the Cost of Eligible Finished Goods Inventory, Eligible L/C Inventory, and Eligible In-Transit Inventory (in each case, net of Inventory Reserves) or (b) the Cost of Eligible Finished Goods Inventory (net of Inventory Reserves) located in department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store multiplied by (B) the applicable Inventory Advance Rate, and

(iii) the lesser of $20,000,000 or the sum of (A) Cost of Eligible L/C Inventory (net of Inventory Reserves) multiplied by the applicable Inventory Advance Rate; plus (B) the Cost of Eligible In-Transit Inventory (net of Inventory Reserves) multiplied by the applicable Inventory Advance Rate;

Plus

(d)           (i) prior to the date that the Third Mortgage Conditions have been satisfied, the lesser of (i) the Determined Value of the Eligible Fixed Assets multiplied by the Real Estate Advance Rate; or (ii) the Stated Amount of the Special Purpose Credit; or

(ii) thereafter, the amount equal to (A) the Determined Value of the Eligible Fixed Assets multiplied by the Real Estate Advance Rate; less (B) the Second Mortgage Cap;

Plus

(e)           the sum of:

(i) 100% of Eligible Liquid Collateral consisting of a money market fund held by FNB whose assets entirely consist of cash;

PLUS

(ii) 90% of Eligible Liquid Collateral consisting of a money market fund whose assets entirely consist of cash (other than a fund held by FNB);

PLUS

(iii) 100% of Eligible Liquid Collateral consisting of certificates of deposit with maturities of 365 days or less from the date of acquisition issued by FNB (or a money market fund held by FNB whose assets consist entirely of cash and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution);

PLUS

(iv) 90% of Eligible Liquid Collateral consisting of certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution other than FNB (or a money market fund (other than a fund held by FNB) whose assets consist entirely of cash and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by FDIC-insured financial institutions);

PLUS

(v) 90% of Eligible Liquid Collateral consisting of securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury held by FNB (or a money market fund held by FNB whose assets consist entirely of cash, securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury, and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution);

PLUS

(vi) 85% of Eligible Liquid Collateral consisting of securities (not held by FNB) with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury (or a money market fund (other than a fund held by FNB) whose assets consist entirely of cash, securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury, and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution);

PLUS

(vii) 80% of Eligible Liquid Collateral consisting of senior unsecured bonds of a domestic corporate issuer rated at least A- by a rating agency acceptable to the Collateral Agent with maturities of 2 years or less from the date of acquisition held by FNB (or a money market fund held by FNB whose assets consist entirely of cash, senior unsecured bonds of a domestic corporate issuer rated at least A- by a rating agency acceptable to the Collateral Agent with maturities of 2 years or less from the date of acquisition, securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury, and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution);

PLUS

(viii) 75% of Eligible Liquid Collateral consisting of senior unsecured bonds (not held by FNB) of a domestic corporate issuer rated at least A- by a rating agency acceptable to the Collateral Agent with maturities of 2 years or less from the date of acquisition (or a money market fund (other than a fund held by FNB) whose assets consist entirely of cash, senior unsecured bonds of a domestic corporate issuer rated at least A- by a rating agency acceptable to the Collateral Agent with maturities of 2 years or less from the date of acquisition, securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury, and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution);

Minus

(f)            Availability Reserves.

“Borrowing Base B”:  At any time that the Indenture restricts Indebtedness, the sum that the Lead Borrower and those Obligors that are Restricted Subsidiaries (as defined in the Indenture Agreement) are permitted to incur as Indebtedness (as defined in the Indenture Agreement) hereunder on a consolidated basis without violating the Indenture Agreement.

“Borrowing Base Certificate”:  Defined in Section 5.4.

“Business Day”:  Any day (with any references herein to time of day requirements meaning such times based on Eastern time) other than (a) Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or New York City, New York, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Administrative Agents or any Lender is not open to the general public to conduct business.

“Business Plan”:  The Borrowers’ business plan annexed hereto as EXHIBIT 5.12(b) and any revision, amendment, or update of such business plan, provided such revision, amendment, or update has been accepted in writing by the Administrative Agent.

“Capital Adequacy Demand”:  Defined in Section 14.8.

“Capital Adequacy Charge”:  Defined in Section 14.8.

“Capital Expenditures”:  The expenditure of funds or the incurrence of liabilities which are capitalized in accordance with GAAP.

“Capital Lease”:  Any lease which is capitalized in accordance with GAAP.

“Certificate”:  Any certificate in form and substance acceptable to the Agents.  Each Certificate shall be deemed to be given under oath by the signatory to such Certificate.

“Change in Control”:  The occurrence of any of the following:

(a)           The failure of the Lead Borrower to directly or indirectly own, beneficially and of record, 100% of the capital stock of all of the other Obligors; provided, however, it shall not constitute a “Change in Control” under this Agreement if the Lead Borrower no longer owns 100% of the capital stock of any other Obligor as a result of a merger or consolidation of such other Obligor with and into Lead Borrower, with Lead Borrower being the survivor thereof.

(b)           The acquisition after the date hereof, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule

13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the issued and outstanding capital stock of any Obligor having the right to vote for the election of directors of such Obligor.

(c)           More than half of the persons who were directors of the Lead Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of the Lead Borrower, and the board of directors as thereafter constituted is not acceptable to the Administrative Agent.

“Chattel Paper”:  Has the meaning given that term in the UCC.

“Closing Date”:  The date on which all conditions precedent in Article III of this Agreement are satisfied and the initial Revolving Credit Loans are made under this Agreement.

“Collateral”:  Defined in Section 8.1.

“Collateral Agent”:  Defined in the Preamble.

“Collateral Interest”:  Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Commitment”:  With respect to each Lender, that respective Lender’s Dollar Commitment.

“Concentration Account”:  Defined in Section 7.3(a)(i).

“Consolidated”:  When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement, or report (as applicable) based upon the consolidation, in accordance with GAAP, with any adjustments or modifications acceptable to the Administrative Agent, of the financial condition or operating results of the Borrowers.

“Cost”:

The calculated cost of purchases, based upon the Borrowers’ accounting practices, on a first-in, first-out (FIFO) basis, known to the Collateral Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from invoices received by the Borrowers; such Borrower’s purchase journal; or such Borrower’s stock ledger provided that “Cost” does not include Inventory capitalization costs or other non-purchase price charges (such as freight and UNICAP) used in the Borrowers’ calculation of cost of goods sold.

“Costa Rican Facilities”:  Includes (i) Property # A F 007368-000; Industrial Unit A2, Alajuela, District 09 Rio Segundo, County 01, (ii) Property # A 182290-00, Alajuela, District 02 San Jose, County 01, (iii) Property # A 205774-000, Alajuela, District 02 San Jose, County 01, (iv) Property # A 213743-000, Alajuela, District 01 Palmares, County 07, (v) Property # A 159001-00, Alajuela, District 01 Palmares, County 07, (vi) Property # A 219383-000, Alajuela, District 01 Palmares, County 07, (vii) Property # A 215113-000, Alajuela, District 01 Palmares, County 07, and (viii) Property # P 084214-000, lot for construction, Puntarenas, District 01 Quepos, County 06.

“Costa Rican Transaction”:  The sale or lease of the Costa Rican Facilities individually or as a whole.

“Costs of Collection”:  Includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Agents’ attorneys, and all reasonable costs incurred by any Agent including, without limitation, reasonable costs and expenses associated with any bankruptcy or insolvency proceeding or travel on behalf of any Agent, where such costs and expenses are directly or indirectly related to or in respect of such Agent’s:  administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent’s Rights and Remedies and/or any of the rights and remedies of any such Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts).  “Costs of Collection” shall also include the reasonable costs and expenses similar to the foregoing of Lender’s Special Counsel.  The Costs of Collection are Liabilities, and at the Administrative Agent’s option may bear interest at the then effective Base Margin Rate.

 “Credit Card Advance Rate”:  Ninety Percent (90%).

“Customer Credit Liability”:  Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of any Borrower to its retail customers and prospective customers.

“Customs Broker Agreement”:   A tri-party agreement in form satisfactory to the Collateral Agent, among the Lead Borrower or any Obligor, and a customs broker or other carrier, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the

Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

“DDA”:  Any checking or other demand depository account maintained by any of the Borrowers other than an Exempt DDA.

“Deposit Account”:  Has the meaning given that term in the UCC.

“Determined Value”:  At the relevant time of reference thereto, the appraised value of such assets on fair market value basis determined by the most recent appraisal thereof acceptable to the Collateral Agent in its discretion.

 “Distributions”:  Includes (i) the payment of any dividends or other distributions on capital stock of the Lead Borrower (except distributions in such stock), and (ii) the redemption or acquisition of Securities.

“Documents”:  Has the meaning given that term in the UCC.

“Documents of Title”:  Has the meaning given that term in the UCC.

“Dollar Commitment”:  As set forth on EXHIBIT 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).  The aggregate of the Dollar Commitments shall not exceed the Revolving Credit Loan Ceiling.

“Domestic Distribution Centers:” The Borrowers’ distribution centers located at the Headquarters Facility and Naval Yard, Philadelphia, or elsewhere upon prior written notice to the Collateral Agent.

“EBITDA”:  The Borrowers’ Consolidated earnings (excluding extraordinary gains and gains from the sale of assets other than in the ordinary course of business) before interest, taxes, depreciation, amortization and other non-cash charges properly deducted in determining earnings in accordance with GAAP, each as determined in accordance with GAAP.

“Eligible Accounts”:  Includes an Account owing to a Borrower with respect to (A) the leasing of a customer list or marketing services, (B) an Account owing to a Borrower arising from a department or specialty store or other location in which a Borrower leases or licenses a portion of the space in such store, or (C) a wholesale Account, each of which arose in the ordinary course of a Borrower’s business from the lease of customer lists, sale of goods or rendition of services.  Eligible Accounts shall be determined without duplication of Eligible Credit Card Receivables.  In no event shall Accounts purchased by a Borrower or held by a Borrower whose stock has been purchased by a Borrower constitute Eligible Accounts until after a determination thereof has been made by the Collateral Agent in its reasonable discretion (determined in accordance with customary credit considerations).  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i)            it arises out of a sale made by a Borrower to a Subsidiary or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or

(ii)           (a) if arising under clause (A) above, it is due or unpaid more than 60 days after the original due date shown on the invoice or more than 90 days after the date of such invoice;

(b) if arising under clause (B) above, it is due or unpaid more than 30 days from the date such account is owing under the applicable agreement; or

(c) if arising under clause (C) above, it is due or unpaid more than 60 days after the original due date shown on the invoice or more than 120 days after the date of such invoice;

(iii)          50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

(iv)          the total unpaid Accounts of the Account Debtor exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess (other than those Account Debtors as to which the Collateral Agent has agreed in writing that this clause (iv) does not apply); or

(v)           any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

(vi)          the Account Debtor is also a Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to any Borrower or the Account otherwise is or may become subject to any right of setoff by the Account Debtor (but in the case of such claims or setoff, the portion of the Accounts of such Account Debtor in excess of the amount at any time and from time to time owed by such Borrower to such Account Debtor or claimed owed by such Account Debtor may be an Eligible Account); or

(vii)         the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(viii)        it arises from a sale to an Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Collateral Agent in its sole discretion; or

(ix)           it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

(x)            the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment of such Account to Collateral Agent for the benefit of the Lenders, in a manner satisfactory to Collateral Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §§ 203 et seq., as amended); or

(xi)           the Account is not at all times subject to Lender’s duly perfected, first priority security interest and no other Encumbrance other than a Permitted Encumbrance; or

(xii)          the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by a Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xiii)         the Account is evidenced by chattel paper or an Instrument of any kind, or has been reduced to judgment; or

(xiv)        such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xv)         such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof in the ordinary course of business (provided, however that such Account shall cease to be an Eligible Account if it is due or unpaid beyond the applicable limited period of days after the original invoice date or original due date set forth in clause (ii) above); or

(xvi)        the Account is otherwise deemed unacceptable by the Collateral Agent in its reasonable discretion (determined in accordance with customary credit considerations).

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Collateral Agent in its reasonable credit judgment (determined in accordance with customary credit considerations) based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Collateral Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Collateral Agent.  Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Credit Card Receivables”:  Accounts due on a non-recourse basis from major credit card processors (which, if due on account of a private label credit card program, are deemed in the reasonable discretion of the Collateral Agent to be eligible (determined in accordance with customary credit considerations)), which accounts have been outstanding for no more than Five (5) Business Days.

 “Eligible Finished Goods Inventory”: Eligible Inventory consisting of finished goods.

“Eligible Fixed Assets”:  The Headquarters Facility to the extent that it is (a) owned by the Borrowers, (b) subject to a Mortgage, (c) properly insured in accordance with the provisions of Section 4.9, and (d) not encumbered by an Encumbrance other than Permitted Encumbrances.

“Eligible Inventory”:  Borrowers’ Inventory in the United States, at such locations, and of such types, character, quality and quantities, as the Collateral Agent in its reasonable discretion from time to time determines to be acceptable for inclusion in the calculation of the Borrowing Base purposes (determined in accordance with customary credit considerations), as to which the Collateral Agent has a perfected security interest that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Collateral Agent’s rights to establish Reserves therefore).  In no event shall Inventory purchased by a Borrower out of the ordinary course or held by a Borrower whose common stock has been purchased by a Borrower constitute Eligible Inventory until after the results of an appraisal thereof satisfactory to Collateral Agent in its discretion has been performed by an appraiser satisfactory to Collateral Agent in its reasonable discretion and the determination thereof has been made by the Collateral Agent in its reasonable discretion (determined in accordance with customary credit considerations).

In no event, shall  “Eligible Inventory” include: (i) any non-merchandise inventory (such as labels, bags, and packaging materials); (ii) damaged goods, return to vendor merchandise, packaways, consigned inventory, and other similar categories of Goods; (iii) any Inventory located in any store of the Borrowers which has been closed for business for more than 20 days in any fiscal quarter; and (iv) work in process.

“Eligible In-Transit Inventory”: That portion of the Borrowers’ Inventory (without duplication of other Eligible Inventory and Eligible L/C Inventory)  that meets the following criteria, which criteria may be revised by the Collateral Agent in its reasonable discretion (determined in accordance with customary credit considerations) from time to time after the Closing Date:

(a)           such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to one of the Borrower’s Domestic Distribution Centers, which is expected to be delivered to such Domestic Distribution Center and received by such Borrower within 30 days,

(b)           title to such Inventory has passed to the Borrower,

(c)           such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Collateral Agent in its reasonable discretion,

(e)           such Inventory either

(1)   is the subject of a negotiable bill of lading that (x) is consigned to Lender (either directly or by means of endorsements), (y) was issued by the carrier respecting the subject Inventory, and (z) either is (I) in the possession of Collateral Agent or a customs broker or (II) if such Inventory was the subject of a documentary L/C, the subject of a telefacsimile copy that Collateral Agent has received from the Issuer which issued the LC and as to which Collateral Agent also has received a confirmation from such Issuer that such document is in-transit by air-courier to Collateral Agent or a customs broker, or

(2)   is the subject of a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Collateral Agent, or their respective agents) and such negotiable cargo receipt is (x) consigned to Collateral Agent (either directly or by means of endorsements), (y) that was issued by a consolidator respecting the subject Inventory, (z) that either is (I) in the possession of Collateral Agent or a customs broker, or (II) if such Inventory was the subject of a documentary L/C, the subject of a telefacsimile copy that Collateral Agent has received from the Issuer which issued the LC and as to which Collateral Agent also has received a confirmation from such Issuer that such document is in-transit by air-courier to Collateral Agent or a customs broker, and

(f)            Borrower has provided a Borrowing Base Certificate to Collateral Agent that certifies that, to the best knowledge of Borrower, such Inventory meets all of Borrower’s representations and warranties contained in the

Loan Documents concerning Eligible Inventory, that Borrower knows of no reason why such Inventory would not be accepted by the Borrower when it is delivered to Borrower, and that the shipment as evidenced by the documents conforms to the related order documents.

“Eligible L/C Inventory”:  That portion of the Borrowers’ Inventory (without duplication of other Eligible Inventory and Eligible In-Transit Inventory) the purchase of which is supported by a documentary L/C and which is expected to be delivered to such Domestic Distribution Center and received by such Borrower within 30 days, provided that

(a)           Such Inventory is of such types, character, quality and quantities as the Collateral Agent in its reasonable discretion (determined in accordance with customary credit considerations) from time to time determines to be Eligible Inventory; and

(b)           The documentary L/C which relate to such shipment names the Collateral Agent as consignee of the subject Inventory and the Collateral Agent has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Collateral Agent of a Customs Brokers Agreement to the Collateral Agent).

“Eligible Liquid Collateral”:  Each of the following:

(i)  a money market fund whose assets consist entirely of cash, securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury, and certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution;

(ii)  certificates of deposit with maturities of 365 days or less from the date of acquisition issued by a FDIC-insured financial institution;

(iii)  securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured as to payment of principal and interest by the United States Treasury; and

(iv)  senior unsecured bonds of a domestic corporate issuer rated at least A- by a rating agency acceptable to the Collateral Agent with maturities of 2 years or less from the date of acquisition;

in each case only to the extent (i) subject to the Collateral Agent’s first priority, perfected, valid, and enforceable security interest to secure the Liabilities; (ii) immediately available to the Collateral Agent; (iii) not subject to any restriction on their use (other than in favor of Collateral

Agent; and (iv) either held by FNB or by another financial institution acceptable to the Collateral Agent with whom the Collateral Agent and the applicable Borrower have agreed to a written control agreement in form and substance satisfactory to Collateral Agent.

“Eligible Raw Materials Inventory”: Eligible Inventory consisting of raw materials .

“Employee Benefit Plan”:  As defined in ERISA.

“Encumbrance”:  Each of the following:

(a)           Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of Accounts or Chattel Paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)           The filing of any financing statement under the UCC or comparable law of any jurisdiction.

“End Date”:  The date upon which both (a) all Liabilities have been indefeasibly paid in full and (b) all obligations of the Agents and Lenders to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated.

“Environmental Laws”:  All of the following:

(a)           Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b)           The common law relating to damage to Persons or property from Hazardous Materials.

“Equipment”:  Includes, without limitation, Obligors’ Goods which qualify as “equipment” as defined in the UCC.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended, together with all orders, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate”:  Any Person which is under common control with the Obligors within the meaning of Section 4001 of ERISA or is part of a controlled group including the Obligors and which would be treated as a single employer under Section 414(b), (c), (m), and (o) of the Internal Revenue Code of 1986, as amended.

“Events of Default”:  Defined in Article X.  Each reference to an “Event of Default” is to an Event of Default that has not duly waived in writing by the Administrative Agent.  In the event of such due waiver, the so-waived Event of Default shall be deemed never to have occurred, other than with respect to any post-default interest which accrued prior to such waiver and with respect to any reimbursement obligation in respect of any Costs of Collection.

“Excess Availability”:  The difference of (a) Availability minus (b) all then past due obligations of the Borrowers (other than those being contested in good faith for which adequate reserves have been established by Borrowers), including accounts payable which are beyond customary trade terms and rent obligations for leases which are beyond applicable grace periods.

“Exempt DDA”:  A depository account maintained by any Obligor, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll and payroll taxes, together with such other depository accounts agreed to by Collateral Agent in writing as constituting an Exempt DDA.

“Financial Covenant Adjusted Availability”: The sum of:

(i)            The lesser of (a) Borrowing Base A; or (b) the sum that the Lead Borrower and those Obligors that are Restricted Subsidiaries (as defined in the Indenture Agreement) are permitted to incur as Indebtedness (as defined in the Indenture Agreement) hereunder on a consolidated basis without violating the Indenture Agreement.

Minus

(ii)           The aggregate unpaid balance of the Loan Account

Minus

(iii)          The aggregate undrawn Stated Amount of all then outstanding L/C’s.

“First Agreement”:  That certain Loan and Security Agreement dated May 24, 1998, by and between Lead Borrower, Cave Springs and Fleet Capital Corporation, successor-by-assignment to Fleet Retail Group, Inc., as amended.

“Fiscal Year”:  Each Twelve (12) month accounting period of the Borrowers, which ends on September 30th of each year.

“Fixed Charge Coverage Ratio”:  For any twelve month period, the ratio of Borrowers’ consolidated (a) EBITDA minus non-financed Capital Expenditures minus the payment of any dividends or other distributions on capital stock of the Lead Borrower (except distributions in such stock), to (b) scheduled cash interest expense, plus scheduled principal payments on account of current maturities of long term Indebtedness, plus, without duplication, payments for the scheduled redemption or acquisition of Securities, plus income taxes paid in cash, all as determined in accordance with GAAP.

“Fixtures”:  Has the meaning given that term in the UCC.

“FNB”:  Fleet National Bank.

“GAAP”:  Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Lead Borrower and the Administrative Agent, (a) the Lead Borrower’s compliance with the financial performance covenants imposed pursuant to Section 5.12 shall be determined as if such Material Accounting Change had not taken place and (b) the Lead Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by its chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

“General Intangibles”:  Includes, without limitation, “general intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Obligors; credit memoranda in favor of the Obligors; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; payments or right to receive payments on account of any transfer of any interest in any Leasehold Interest; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Obligors to enforce the foregoing; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, copyrightable materials, copyright registrations and applications, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; registrations, applications for registration of the foregoing; and all other intangible property of the Obligors in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Obligors or credit extended or services performed, by the Obligors, whether intended for an individual customer or the general business of the Obligors, or used or useful in connection with research and development by the Obligors.

“Goods”:  Has the meaning given that term in the UCC.

“Gross Margin”:  With respect to the subject accounting period for which it is being calculated, the decimal equivalent of the following:

Sales (Minus) Cost of Goods Sold

Sales

“Hazardous Materials”:  Any (a) hazardous materials, hazardous waste, hazardous or toxic substances or petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

“Headquarters Facility”:  The Obligors’ headquarters building and related real estate located at 456 North Fifth Street, Philadelphia, Pennsylvania  19123.

“Import Landing Costs”:  To the extent not included in the Stated Amount of an L/C, Landing Costs for Inventory, the purchase of which is supported by such L/C, or customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to “land” in transit Inventory and which is not included in invoices for prepaid Inventory.

“Indebtedness”:  All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)           Money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money;

(b)           Any reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise) letter of credit or acceptance transactions (including, without limitation, the Stated Amount of all outstanding letters of credit and acceptances issued for the account of such Person, and (without duplication) any amount for which such Person would be obligated to provide reimbursement or for which such Person is liable in connection with a letter of credit or acceptance transaction;

(c)           The provision of recourse in connection with the sale or discount of Accounts or Chattel Paper of such Person;

(d)           On account of recourse or repayment obligations with respect to deposits or advances;

(e)           As lessee under Capital Leases;

(f)            In connection with any sale and leaseback transaction.

(g)           All obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities issued by such Person.

“Indebtedness” also includes:

(a)           Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by or is a personal liability of such Person.

(b)           Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party other than on account of the endorsement of checks and other items in the ordinary course.

(c)           The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Person”:  Defined in Section 14.13.

“Indenture Agreement”:  That certain Indenture Agreement dated as of August 5, 2002, by and between the Lead Borrower, as Issuer, Cave Springs, Inc., eSpeciality Brands, LLC, Dan Howard Industries, Inc., Mother’s Stores, Inc., as subsidiary guarantors, and J.P. Morgan Trust Company, National Association, as trustee, as amended, modified, or supplemented from time to time.

“Index Business Day”:  Any day which is both a Business Day and a day on which the principal market in LIBOR deposits in London in which FNB or its successors participate is open for dealings in United States Dollar deposits.

“Index Loan”:  Any Revolving Credit Loan which bears interest at an Index Rate.

“Index Margin”:  As determined pursuant to the applicable section of the Margin Pricing Grid set forth in Section 2.11(f), for loans initiated on or after the date when so set, that is to say Index contracts in effect at the time of increases/decreases in margin will remain in effect at the margin originally utilized when the contract was opened.  The margin in effect at a given time will apply to contracts opened at that time, and shall be based upon the Margin Pricing Grid.

“Index Offer Rate”:  With respect to any Index Loan, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) as determined by the Administrative Agent to be the highest prevailing rate per annum at which deposits on U.S. Dollars are offered to FNB or its successors, by first-class banks in the LIBOR market in which FNB or its successors participates at or about 11:00 a.m. (London Time) Two (2) Index Business Days before the first day of the Interest Period for the subject Index Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.  Such rate shall be determined on the basis of the highest offered rates for deposits in U.S. Dollars, for a period of time comparable to such Index Loan, which appears on Page 3750 on the Dow Jones Market Service (formerly known as Telerate) as of 11:00 a.m. London time on the day which is Two (2) Business Days preceding the first day of such Index Loan; provided, however, if the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the Index Offer Rate shall be the highest rate (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Index Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is Two (2) Business Days preceding the first day of such Index Loan as selected by the Administrative Agent.  If such rate is unavailable, the rate for that date will be determined on the basis of the highest rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Index Loan, offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is Two (2) Business days preceding the first day of such Index Loan.  In the event that the Index Offer Rate for an Index Loan cannot be determined through any of the methods provided above, it will be determined in whatever manner Administrative Agent may reasonably determine or if Administrative Agent deems that it cannot be determined, the Index Offer Rate will be unavailable.

“Index Rate”:  That per annum rate (calculated on a 365/366-day year and actual days elapsed) equal to the Index Offer Rate plus the Index Margin except that, in the event that the Administrative Agent determines that any Lender may be subject to the Reserve Percentage, the “Index Rate” shall mean, with respect to any Index Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Index Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

(a) is the decimal equivalent of the following fraction:

Index Offer Rate

1 minus Reserve Percentage

(b) is the applicable Index Margin.

“Instruments”:  Has the meaning given that term in the UCC.

“Interest Payment Date”:  With reference to:

(a)           Each Index Loan: the earlier of the last day of the Interest Period relating thereto or quarterly, whichever is earlier, and the Termination Date and the End Date.

(b)           Each Base Margin Loan: the last Business Day of each month in arrears; the Termination Date; and the End Date.

“Interest Period”:

(a)           With respect to each Index Loan: subject to Subsection (b), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Index Loan and ending on the day that corresponds numerically to such date, One (1), Two (2), Three (3), or Six (6) months thereafter, as the Lead Borrower may elect by irrevocable notice (pursuant to Section 2.5(b)) to the Administrative Agent.

(b)           The setting of Interest Periods is in all instances subject to the following:

(i)            Any Interest Period for a Index Loan which would otherwise end on a day that is not a Index Business Day shall be extended to the next succeeding Index Business Day, unless that succeeding Index Business Day is in the next calendar month, in which event such Interest Period shall end on the last Index Business Day of the month during which the Interest Period ends.

(ii)           Subject to Subsections (iii) and (iv), below, any Interest Period applicable to a Index Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Index Business Day of the month during which that Interest Period ends.

(iii)          Any Interest Period which would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date.

(iv)          The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than Six (6) Interest Periods applicable to Index Loans at any one time.

“Inventory”:  Includes, without limitation, “inventory” as defined in the UCC and also all:  packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Obligors, or used or consumed or to be used or consumed in the Obligors’ business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all Documents (whether or not negotiable) which represent any of the foregoing.

“Inventory Advance Rate”:  The following percentages for the applicable category of Eligible Inventory:

Type of Eligible Inventory	Percentage
Eligible Raw Materials Inventory	88%
Eligible Finished Goods Inventory	88%
Eligible L/C Inventory	88%
Eligible In-Transit Inventory	88%

provided, however, in the event that at any time or from time to time the ratio of the Inventory Advance Rate to the Appraised Inventory Liquidation Percentage exceeds the ratio of the Inventory Advance Rate to the Starting Inventory Liquidation Percentage, then the Inventory Advance Rate shall be reduced to the extent required so that the ratio of the Inventory Advance Rate (after giving effect to such adjustment) to the Appraised Inventory Liquidation Percentage equals the ratio of the Inventory Advance Rate to the Starting Inventory Liquidation Percentage.

“Inventory Reserves”:  Such reserves as may be established from time to time by the Collateral Agent in the Collateral Agent’s reasonable discretion with respect to the determination (determined in accordance with customary credit considerations) of the saleability, at Retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

(i)            Obsolescence (based upon Inventory on hand beyond a given number of days).

(ii)           Seasonality.

(iii)          Shrinkage.

(iv)          Imbalance.

(v)           Change in Inventory character.

(vi)          Change in Inventory composition.

(vii)         Change in Inventory mix.

(viii)        Markdowns (both permanent and point of sale)

(ix)           Retail mark ons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

(x)            Return to vendors.

(xi)           Damage.

(xii)          Inventory in the possession of any bailee.

(xiii)         Design room Inventory.

“Investment Property”:  Has the meaning given that term in the UCC.

“Issuer”:  The issuer of any L/C.

“Landlord State”:  Initially Washington, Virginia, and Pennsylvania and such other states in which a landlord’s claim for rent has priority over the Encumbrances of the Collateral Agent in the Collateral.

“L/C”:  Any letter of credit, the issuance of which is procured by the Administrative Agent for the account of any Borrower and any acceptance made on account of such letter of credit, including without limitation, any letter of credit presently issued by FNB, including without limitation any letter of credit issued under the First Agreement and the Special Purpose Letter of Credit.

“Lease”:  Any lease or other agreement, no matter how styled or structured, pursuant to which any Obligor is entitled to the use or occupancy of any space.

“Leasehold Interest”:  Shall mean the Obligors’ leasehold estate or interest in each of the properties subject to a Lease at or upon which any Obligor conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with the Obligors’ interest in any of the improvements and fixtures located upon or appurtenant to each such estate or interest, including without limitation, any rights of the Obligor to payment, proceeds or value of any kind or nature realized upon the sale, transfer or assignment of any such estate or interest, whether or not such sale, assignment or transfer occurs during any case commenced under the Bankruptcy Code.

“Lender’s Special Counsel”: Shall mean counsel retained by the Lenders other than the Agent.

“Letter-of-Credit Rights”:  Has the meaning given that term in the UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities”:  Includes, without limitation, the following:

(a)           All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i)            Any and all direct and indirect liabilities, debts, and obligations of the Obligors to any Agent or the Lenders, each of every kind, nature, and description.

(ii)           Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Obligors to any Agent or the Lenders, (including all future advances whether or not made pursuant to a commitment by any Agent or the Lenders), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which any Agent or the Lenders, may hold against the Obligors.

(iii)          All notes and other obligations of the Obligors now or hereafter assigned to or held by any Agent or the Lenders, each of every kind, nature, and description.

(iv)          All interest, fees, and charges and other amounts which may be charged by any Agent or the Lenders, to the Obligors and/or which may be due from the Obligors to any Agent or the Lenders, from time to time.

(v)           All costs and expenses incurred or paid by any Agent or the Lenders, in respect of any agreement between the Obligors and any Agent or the Lenders, or instrument furnished by the Obligors to any Agent or Lenders (including, without limitation, Costs of Collection, attorneys’ reasonable fees, including reasonable fees and expenses of Lenders’ Special Counsel), and all court and litigation costs and expenses).

(vi)          Any and all covenants of the Obligors to or with any Agent or the Lenders, and any and all obligations of the Obligors to act or to refrain from acting in accordance with any agreement between the Obligors and any Agent or the Lenders, or instrument furnished by the Obligors to any Agent or the Lenders.

(vii)         Each of the foregoing as if each reference to “Agent,” were to each Affiliate of such Agent and each of the foregoing as if each reference to “Lenders,” were to each Affiliate of the Lenders.

(b)           Any and all direct or indirect liabilities, debts, and obligations of the Obligors to any Agent or the Lenders or any Affiliate of any Agent or Affiliate of the Lenders, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of any Obligors pursuant to this or any other Loan Document, including cash management services and the issuances of L/C’s, including without limitation the Special Purpose Credit.

“Liquidation”:  The exercise, by the Collateral Agent, of those rights accorded to the Collateral Agent under the Loan Documents as a creditor of the Obligors following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquid Collateral Investments”: The Borrower’s Investment Property in which the Collateral Agent holds a first priority (other than a prior security interest held by the securities intermediary maintaining a securities account in which the Investment Property is maintained, to the extent such prior security interest secures the securities intermediary’s customary fees and charges), perfected, valid, and enforceable lien and security interest to secure the Liabilities, which are not subject to any restriction on their use (other than restrictions in favor of Collateral Agent).

“Loan Account”:  Defined in Section 2.8.

“Loan Documents”:  This Agreement, each instrument and document executed and/or delivered as contemplated by Article III, below (including without limitation the fee letters by and between any of the Agents and the Borrowers or any of the Lenders and the Borrowers) and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with any Agent or any Affiliate of any Agent, including, without limitation, any transaction which arises out of any cash management (including any ACH transfer arrangements), depository, investment, letter of credit (including, without limitation, the Special Purpose Credit), or interest rate protection, or equipment leasing services provided by any Agent or any Affiliate of any Agent, as each may be amended from time to time.

“Margin Adjustment Date”:  As defined in Section 2.11(f).

“Margin Pricing Grid”:  Provides for quarterly adjustment to the interest rate to be charged on Revolving Credit Loans based upon the level of Pricing Adjusted Availability then existing and is shown in Section 2.11(f).

“Master Letter of Credit Agreement”:  Defined in Section 2.18(d).

“Material Accounting Change”:  Any change in GAAP applicable to accounting periods subsequent to the Borrowers’ fiscal year most recently completed prior to the execution of this Agreement, if such change has a material effect on the Borrowers’ financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place, or where preparation of the Borrowers’ statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.12, where such a breach would not have occurred if such change had not taken place or visa versa.

“Material Adverse Effect”: (a) Any material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Obligors (taken as a whole), (b) the material impairment of the ability of any Obligors to perform its Liabilities, or of the Agent’s ability to enforce the Liabilities or realize upon any portion of the Collateral, or (c) a material impairment of the priority of the liens with respect to the Collateral.

“Maturity Date”:   October 15, 2009, or if such day is not a Business Day, the next succeeding Business Day.

“Mortgage”:  Includes, but not limited to, that certain existing mortgage as described in Section 8.3, as the same may be amended, modified, renewed, extended, replaced, restated or substituted from time to time, executed by the Lead Borrower and PIDC Financing Corporation in favor of the Collateral Agent, for the benefit of the Lenders.

“Mortgaged Property”:  Includes the Headquarters Facility and any Real Estate which is subject to any Mortgage.

“Notice Address”:         With respect to the Administrative Agent, as provided in Section 12.1.

With respect to the Collateral Agent, as provided in Section 12.1.

With respect to any Lender, as indicated adjacent to such Lender’s signature at the foot of this Agreement.  With respect to any Person who becomes a Lender hereafter pursuant to Section 7.2 of the Agency Agreement, as indicated in the Assignment and Acceptance of such Person.

Each Notice Address is subject to change as provided in Section 12.1.

“Obligor”:  Individually, each Guarantor and each Borrower, and, “Obligors”, collectively, the Borrower and Guarantors.

“Operating Account”:   Defined in Section 7.3(a)(iii).

“Overloan”: A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, at the time it is made, it exceeds Availability immediately prior to the making of such loan, advance, or providing of credit support.

“Participant”:  Defined in Section 14.16.

“Payment Intangible”:  Has the meaning given that term in the UCC and also refers to any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Percentage Commitment”:  As set forth on EXHIBIT 2.22, annexed hereto, reflecting, with respect to any Lender, the ratio of (i) the amount of the Dollar Commitment of such Lender to (ii) the aggregate amount of the Dollar Commitments of all Lenders (as such percentage may change in accordance with the provisions of this Agreement).

“Permissible Overloans”:  Defined in the Agency Agreement.

“Permitted Acquisition”: Any acquisition by Borrowers, whether by purchase, merger or otherwise, of all or substantially all of the assets of, of more than 50% of the capital stock of, or a business line or a division of, any Person; provided:

(i)            immediately prior to, and after giving effect thereto, no Suspension Event or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(iii)          all of the capital stock acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be pledged to Collateral Agent, for the benefit of Lenders, pursuant hereto, and Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrowers, each of the Permitted Acquisition Requirements; and

(v)           all Persons, assets or divisions acquired shall be in the retail business or such other lines of business as may be consented to by Administrative Agent.

“Permitted Acquisition Requirements”: The Borrowers (a) immediately causing any new Subsidiary to become a Borrower or guarantor hereunder, as determined by the Administrative Agent, by executing and delivering to Administrative Agent a counterpart agreement acceptable to Administrative Agent in its discretion, (b) immediately thereupon, causing the Collateral Agent to hold in such acquired assets or capital stock a first priority perfected Collateral Interest (subject only to Permitted Encumbrances) to secure the Liabilities and (c) taking all such actions and executing and delivering, or causing to be executed and delivered, all such documents, instruments, agreements, and certificates as Agent may require in its discretion.

“Permitted Creation”: Any creation by Borrowers of a Person wholly-owned by Borrowers, provided:

(i)            immediately prior to, and after giving effect thereto, no Suspension Event or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(iii)          all of the capital stock acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be pledged to Collateral Agent, for the benefit of Lenders, pursuant hereto, and Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrowers, each of the Permitted Creation Requirements; and

(v)           all Persons, assets or divisions created shall be in the retail business or such other lines of business as may be consented to by Administrative Agent.

“Permitted Creation Requirements” The Borrowers (a) immediately causing any new Subsidiary to become a Borrower or guarantor hereunder, as determined by the Administrative Agent, by executing and delivering to Administrative Agent a counterpart agreement acceptable to Administrative Agent in its discretion, (b) immediately thereupon, causing the Collateral Agent to hold in such acquired assets or capital stock a first priority perfected Collateral Interest (subject only to Permitted Encumbrances) to secure the Liabilities and (c) taking all such actions and executing and delivering, or causing to be executed and delivered, all such documents, instruments, agreements, and certificates as Agent may require in its discretion.

“Permitted Encumbrances”:  The following:

(a)           Encumbrances in favor of the Collateral Agent.

(b)           Those Encumbrances (if any) listed on EXHIBIT 4.7, annexed hereto.

(c)           Liens securing the payment of taxes, either not yet overdue or the validity of which is being contested in good faith by the Obligors and for which the Obligors have established adequate cash reserve; non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of  Obligors’ business to the extent such liens secure (i) indebtedness that is not overdue, or (ii) indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested by the Obligors in good faith by appropriate proceedings diligently pursued, in each instance prior to the commencement of foreclosure or other similar proceedings and provided that adequate reserves therefor have been set aside on the  Obligors’ books (provided, however, that the inclusion of any of the foregoing as “Permitted Encumbrances” shall not affect their respective relative priorities vis a vis the security interests created herein), or (iii) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property.

(d)           Deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business.

(e)           Landlord’s liens arising by operation of law where waivers have not been obtained.

(f)            Purchase money security interests or capitalized equipment leases on any Equipment acquired or held by the Obligors and securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Equipment; provided however that (i) any such Encumbrance attaches to such property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to the Equipment so acquired in such transaction, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Equipment; provided, however, that with respect to any Indebtedness on account of purchase money security interests or capitalized leases on or of such Equipment that arises during a period in which (x) the outstanding principal amount of Indebtedness arising after the date hereof on account of purchase money security interests or capitalized equipment leases on or of such Equipment exceeds (y) $5,000,000 (the “Excess Indebtedness”), the holder of any such Excess Indebtedness shall have agreed that the Collateral Agent shall have the right to utilize, at no cost or expense to the Agents or Lenders (other than a pro rated amount for the period in which the Collateral Agent is utilizing such Equipment), such Equipment to the extent necessary or appropriate to sell, lease or otherwise dispose of the Collateral, such agreement to be in form and substance satisfactory to the Collateral Agent in its sole discretion, provided further, that the foregoing proviso shall not apply to any Equipment that is located in the headquarters portion, and not the Domestic Distribution Center portion, of the Headquarters Facility.

(g)           Purchase money security interests on any Acquired Real Property and securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Acquired Real Property; provided however that (i) any such Encumbrance attaches to such Acquired Real Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to the Acquired Real Property so acquired in such transaction or the improvements and fixtures thereon, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Acquired

Real Property, together with the improvements and fixtures thereon.

(h)           Purchase money security interests on any improvements or fixtures on Acquired Real Property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such improvements or fixtures on the Acquired Real Property; provided however that (i) any such Encumbrance attaches to such improvements or fixtures on the Acquired Real Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Encumbrance attaches solely to Acquired Real Property or the improvements or fixtures thereon, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of the Acquired Real Property, together with the improvements and fixtures thereon .

(i) Inclusive of those Encumbrances (if any) listed on EXHIBIT 4.7 in favor of landlords, liens or security interests held by the Borrowers’ landlords for up to a maximum of ten (10) store locations in the aggregate.

“Permitted Store Openings/Closings”: See Section 4.6(d)(ii).

“Person”:  Any  individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“PIDA”: Pennsylvania Industrial Development Authority, a body corporate and politic.

“PIDA Mortgage”: The existing mortgage held by PIDA on the Headquarters Facility.

“PIDC Financing Corporation”: PIDC Financing Corporation, a Pennsylvania non-profit corporation.

“Pricing Adjusted Availability”: The sum of:

(i)            The sum of (a) the lesser of (I) Borrowing Base A; or (II) the sum that the Lead Borrower and those Obligors that are Restricted Subsidiaries (as defined in the Indenture Agreement) are permitted to incur as Indebtedness (as defined in the Indenture Agreement) hereunder on a consolidated basis without violating the Indenture Agreement; plus (b) the average amount of Liquid Collateral Investments for the applicable fiscal quarter (for purposes of the calculation of this average amount, any “overnight funds” consisting of Liquid Collateral Investments shall be included only on the date of purchase of such overnight funds).

Minus

(ii)           The aggregate unpaid balance of the Loan Account

Minus

(iii)          The aggregate undrawn Stated Amount of all then outstanding L/C’s.

“Proceeds”:  Includes, without limitation, “Proceeds” as defined in the UCC (defined below), and proceeds of all Collateral.

“Pro Forma Fixed Charge Coverage Ratio”: For any twelve month period, the ratio of Borrowers’ consolidated (a) EBITDA during such period minus projected Non-Financed Capital Expenditures for the following twelve month period minus projected Distributions for the following twelve month period, to (b) projected cash interest expense for the following twelve month period, plus projected principal payments on account of current maturities of long term Indebtedness for the following twelve month period, plus projected income taxes paid in cash for the following twelve month period, all as determined in accordance with GAAP.  Any projections used in computing Pro Forma Fixed Charge Coverage Ratio shall be determined by the Borrowers and acceptable to the Administrative Agent in its reasonable discretion.

“Property”:  Any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata”:           (a) With respect to any Lender vis à vis any other Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Dollar Commitment and the denominator of which shall be the aggregate of all of the Lenders’ Dollar Commitments, as adjusted from time to time in accordance with the provisions of Section 7.1 of the Agency Agreement, provided that, if all Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in L/C exposure and the denominator shall be the aggregate unpaid principal amount of all unpaid Loans and L/C exposure.

“Real Estate”:  Includes all real property including the Headquarters Facility, owned or leased (as lessee or sublessee) by the Borrowers or any of their Subsidiaries.

“Real Estate Advance Rate”:  Sixty Percent (60%).

“Receipts”:  All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

“Receivables Collateral”:  That portion of the Collateral which consists of rights to payment.

“Regulatory Change”:  Defined in Section 2.21(c).

“Requirement of Law”:  As to any Person:

(a)           (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

(b)           That Person’s charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and

(c)           That Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”:   The decimal equivalent of that rate applicable to a Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to “LIBOR liabilities” as defined in such regulations.  The Reserve Percentage applicable to a particular Index Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

“Reserves”:  The following: Availability Reserves and Inventory Reserves.

“Revolving Credit”:   Defined in Section 2.1(a).

“Revolving Credit Commitment Fee”:   Defined in Section 2.12.

“Revolving Credit Early Termination Fee”:   Defined in Section 2.15.

“Revolving Credit Loans”:  Defined in Section 2.1(a).

“Revolving Credit Loan Ceiling”:   $60,000,000, provided that at the written request of the Borrowers, and with the prior written consent of the Administrative Agent in its sole discretion, the Revolving Credit Loan Ceiling shall be increased an additional $15,000,000, in increments of $2,500,000 up to a maximum Revolving Credit Loan Ceiling of $75,000,000.  Notwithstanding the foregoing, the Revolving Credit Loan Ceiling shall at no time exceed the amount that the Indenture Agreement permits Borrowers and the Restricted Subsidiaries (as defined in the Indenture) to incur as Indebtedness (as defined in the Indenture) hereunder at such time.

“Revolving Credit Note”:  Defined in Section 2.9.

“Revolving Credit Obligations”:  The aggregate of the Borrowers’ liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

“Second Mortgage Cap”: The amount as might be agreed to from time to time between the Collateral Agent and PIDA as constituting the extent of the mortgage lien evidenced by the PIDA Mortgage, subject to further reduction upon Collateral Agent’s determination that the holder of the PIDA Mortgage has agreed in writing to further limitations on the extent of its mortgage lien in the Headquarters Facility.

“Security”:  Shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Series A Preferred Stock”:  All shares of Series A Preferred Stock of the Lead Borrower that were issued and then redeemed by the Lead Borrower which shares continue to be held as of the date hereof by certain holders pending presentation by such holders of proper documentation to the Lead Borrower required to receive payment in respect of such redemption.

“Special Purpose Credit”: Shall mean the letter of credit issued under that certain Letter of Credit and Reimbursement Agreement dated as of July 1, 1998 among the Lead Borrower, Fleet Capital Corporation, as successor-in-interest to the Administrative Agent as Lender, and Fleet National Bank, related to those certain $4,000,000 Philadelphia Authority for Industrial Development Variable/Fixed Rate Federally Taxable Economic Development Bonds (Mothers Work, Inc. Project) Series of 1995, as it may be or may have been amended, modified, restated, supplemented, replaced, or substituted.

“Starting Inventory Liquidation Percentage”: That percentage reflected on page 4 of the Inventory Valuation and Review with respect to the Borrowers, with a report date of August 30, 2004, prepared by GB Asset Advisors, LLC, to reflect the appraiser’s projection of the “[c]onsolidated net recovery (liquidation value) as a percentage of cost including raw materials”.

“Stated Amount”:  The maximum amount for which an L/C may be honored, less any amounts already drawn thereunder.

“Subordinated Debt”:  Includes unsecured Indebtedness of Borrowers that is subordinated to the Liabilities in a manner, under terms and subject to a written agreement satisfactory to Administrative Agent.

“Subsidiary”:  Any corporation of which more than Fifty Percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by any Obligor, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by any Obligor or any partnership of which any Obligor is a general partner.

“Supporting Obligation”:  Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Survey”:  In relation to the Headquarters Facility, an instrument survey dated as of a date within a reasonable period prior to the satisfaction of the Third Mortgage Conditions which shall show the location of all buildings, structures, easements and utility lines on such Headquarters Facility, shall be sufficient to remove the survey exception from the applicable title policy, shall show that all buildings and structures are within the lot lines of the Headquarters Facility, shall not show any encroachments by others, shall show the zoning district or districts in which the Headquarters Facility is located, shall show any flood hazard district as established by the Federal Emergency Management Agency or any successor agency or equivalent of any other governmental authority and shall show whether the Headquarters Facility is located in any flood plain, flood hazard or wetland protection district established by any Governmental Authority.

“Surveyor Certificate”:  In relation to the Headquarters Facility, a certificate executed by the surveyor who prepared such Survey dated as of date within a reasonable period prior to the satisfaction of the Third Mortgage Conditions and containing such information relating to such Headquarters Facility as the Collateral Agent may require, such certificate to be satisfactory to the Collateral Agent in form and substance.

 “Suspension Event”:  Any occurrence, circumstance, or state of facts with respect to a Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured within any applicable grace period.

“Sweep Period”: Defined in Section 7.3(c).

“Sweep Suspension”: Defined in Section 7.3(c).

 “SwingLine Lender”:  FNB or its successor, or another financial institution designated by the Administrative Agent.

“SwingLine Loan Ceiling”:  $10,000,000.

“SwingLine Loans”:  Defined in Section 2.7(a).

“SwingLine Note”:  Defined in Section 2.7(c).

“Tax”:   In relation to any Index Loans and the applicable Index Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by the Agent and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Borrowers to the Agent; provided, that the term “Tax” shall not include any taxes imposed upon the net income of the Agent.

“Termination Date”:  The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.11, below; or (c) the date set as the Termination Date in a notice by the Administrative Agent to the Lead Borrower on account of the occurrence of any Event of Default other than as described in Section 10.11, below; or (d) the date of the Borrowers’ termination of the Lenders’ commitments to advance Revolving Credit Loans hereunder.

“Third Mortgage Conditions”:  The satisfaction of all of the following conditions on any date:

(a)  No Event of Default shall have occurred that is continuing;

(b)  The representations and warranties of the Obligors contained in this Agreement shall be true and correct (except to the extent that such representations and warranties expressly relate to an earlier date);

(c)  All other documents, instruments, certificates and information as the Collateral Agent or its counsel reasonably requests shall have been delivered to Lender by Obligors;

(d)  The Obligors shall have paid all of the Collateral Agent’s out-of-pocket expenses, including reasonable attorneys’ fees in connection with the transactions contemplated hereby and the matters referred to herein and the other Loan Documents, including, without implied limitation, the Third Mortgage Conditions;

(e)  The Collateral Agent, the Lead Borrower and PIDCFC shall have recorded an amendment to the Mortgage in form and substance satisfactory to the Collateral Agent (the “Mortgage Amendment”) to secure all Liabilities under this Agreement, without limitation (such Liabilities, to the extent they exceed the existing obligations secured by the Mortgage, the “Additional Mortgage

Obligations”).  The Additional Mortgage Obligations shall be secured as a third priority mortgage interest in the Mortgaged Property subject and subordinate only to (i) the existing interest of Collateral Agent under the Mortgage, and (ii) up to the Second Mortgage Cap, the interest of PIDA under the PIDA Mortgage.

(f)  PIDA shall have amended its existing Subordination Agreement with Collateral Agent (as successor in interest to Fleet Capital Corporation) in order to confirm the effect of the Mortgage Amendment and its relative priority of the obligation secured by the Mortgage and the PIDA Mortgage as described above and to determine the Second Mortgage Cap;

(g)  Borrower shall have provided copies or originals as appropriate of the resolutions of the board of directors of the Lead Borrower, PIDA, and PIDCFC and any other usual evidence of authority and incumbency for the Lead Borrower, PIDA, and PIDCFC to enter into all documents related to the Third Mortgage Conditions;

(h)  An endorsement to the existing loan policy of title insurance issued with respect to the Mortgaged Property in an amount and from a title insurance company satisfactory to Collateral Agent and subject to only such exceptions as may be acceptable to Collateral Agent and confirming that real estate taxes are paid through the date of such policy;

(i)  Copies of UCC, tax lien and other searches reasonably requested by the Collateral Agent in all appropriate search offices, together with termination statements, mortgage discharges, and other discharges of all liens and security interests other than those consented to by the Collateral Agent in its discretion;

(j)  Copies of all consents or approvals that may required in connection with the transactions contemplated by the Third Mortgage Conditions;

(k)  An updated Surveyor’s Certificate evidencing no material changes at the Headquarters Facility and the date of the existing Survey, or, if applicable, an update of the Survey showing all material changes at the Mortgaged Property; and

(l)  In the event that the Third Mortgage Conditions have not occurred on or before February 28, 2005, updated environmental reports reasonably requested by and satisfactory to the Collateral Agent in its discretion.

  “Transfer”:  Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Administrative Agent. Wire instructions may be changed in the same manner that Notice Addresses may be changed pursuant to Section 12.1 of this  Agreement, except that no change of the wire instructions for Transfers to the Administrative Agent shall be effective without the consent of the Administrative Agent.

“UCC”:  The Uniform Commercial Code as presently in effect in New York as used herein in the context of any definitions; otherwise, as in effect from time to time is New York.

“Unused Line Fee”:   Defined in Section 2.14.

“Voting Stock”:  Includes securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

ARTICLE II. - THE REVOLVING CREDIT

2.1  Establishment of Revolving Credit.

(a)  The Lenders  hereby establish a revolving line of credit (the “Revolving Credit”) in the Borrowers’ favor pursuant to which the Lenders, acting through the Administrative Agent,  shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers until the Maturity Date its Pro Rata share of advances (each, a “Revolving Credit Loan”) as provided herein in each instance equal to its applicable Percentage Commitment of  Availability, up to a maximum amount of its applicable Dollar Commitment.  The obligations of each Lender hereunder shall be several and not joint.

(b)  Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability.  The Borrowing Base and Availability shall be determined by the Collateral Agent by reference to Borrowing Base Certificates furnished as provided in Section 5.4 below (subject to Reserves established by the Collateral Agent):

(c)  The commitment of each Lender to provide such loans, advances, and financial accommodations is subject to Section 2.2.

(d)  The proceeds of borrowings under the Revolving Credit shall be used solely for working capital purposes, debt prepayments, Distributions, Capital Expenditures and other general corporate purposes of the Borrowers, all solely to the extent permitted by this Agreement.  No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers’ business and consistent with the provisions of this Agreement.

2.2  Advances in Excess of Borrowing Base (Overloans).

(a)  No Lender has any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrowers where the result of such loan, advance, or credit is an Overloan except in respect to Permissible Overloans which the Agents deem prudent.

(b)  The Lenders’ obligations, among themselves, are subject to Section 3.3 of the Agency Agreement (which relates to each Lender’s making amounts available to the Administrative Agent) and to Sections 6.1(d) and 6.5(a) of the Agency Agreement (which relate to Permissible Overloans).

(c)  The Lenders’ providing of an Overloan on any one occasion does not affect the obligations of the Borrowers hereunder (such as the Borrowers’ obligation to immediately repay any amount which otherwise constitutes an Overloan) nor shall it obligate the Lenders to do so on any other occasion.

2.3  Risks of Value of Collateral.

Any reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by any Agent or the Lenders relative to the actual value of the asset in question.  All risks concerning the value of the Collateral are and remain upon the Obligors.  All Collateral secures the prompt, punctual, and faithful performance of the Liabilities and, with respect to the Guarantor, secures its Liabilities, whether or not relied upon by the Agents in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.4  Commitment to Make Revolving Credit Loans and Support Letters of Credit.

Subject to the provisions of this Agreement, the Lenders shall make a loan or advance under the Revolving Credit and the Administrative Agent shall endeavor to have an L/C issued for the account of the Borrowers, in each instance if duly and timely requested by the Lead Borrower as provided herein provided that:

(a)  No Overloan is then outstanding and none will result therefrom.

(b)  No Suspension Event or Event of Default has occurred or would result therefrom.

2.5  Revolving Credit Loan Requests.

(a)  Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Lead Borrower in such manner as may from time to time be reasonably acceptable to the Administrative Agent.

(b)  Subject to the provisions of this Agreement, the Lead Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Administrative Agent by no later than the following:

(i)            If such Revolving Credit Loan is to be or is to be converted to a Base Margin Loan: By 1:00 p.m. on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted .  Base Margin Loans requested by the Lead Borrower, other than those resulting from the conversion of an Index Loan, shall not be less than $10,000.00.

(ii)           If such Revolving Credit Loan is to be or is to be converted to an Index Loan:  By 1:00 p.m., three (3) Index Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period.  Index Loans and conversions to Index Loans shall each be not less than $1,000,000.00 and in increments of $500,000.00 in excess of such minimum.

(iii)          Any Index Loan which matures while a Suspension Event or Event of Default exists, may be converted, at the option of the Administrative Agent, to a Base Margin Loan notwithstanding any notice from the Lead Borrower that such Revolving Credit Loan is to be continued as an Index Loan.

(c)  Any request for a Revolving Credit Loan or for the continuance or conversion of a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Index Business Day, as applicable, unless the Administrative Agent, in its discretion, determines to deem it to have been made earlier.  Each request for a Revolving Credit Loan or for the conversion of a Revolving Credit Loan shall be made in such manner as may from time to time be acceptable to the Administrative Agent.

(d)  Intentionally omitted.

(e)  The Lead Borrower may request that the Administrative Agent cause the issuance of L/C’s for the account of the Borrowers as provided in Section 2.18.

(f)  The Administrative Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Administrative Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Administrative Agent’s being furnished with such documentation concerning that Person’s authority to act as may be satisfactory to the Administrative Agent.  As an accommodation to Borrowers, Administrative Agent may in its discretion permit telephonic requests for Revolving Credit Loans and electronic transmittal of instructions, authorizations, agreements or reports to Administrative Agent by Borrowers, provided that Administrative Agent only shall accept or act upon telephonic or electronic communications from an authorized representative of Lead Borrower, or such other individuals identified by Lead Borrower from time to time in a written notice delivered to Administrative Agent.  Administrative Agent and Lenders shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Administrative Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent by an authorized representative of Borrowers, and Administrative Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

(g)  A request by the Lead Borrower for loan or advance or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by each Borrower that as of the date of such request, each of the following is true and correct:

(i)            There has been no material adverse change in the Borrowers’ financial condition (taken as a whole) from the most recent financial information furnished Administrative Agent or any Lender pursuant to this Agreement.

(ii)           Each representation, not relating to a specific date, which is made herein or in any of the Loan Documents is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or permitted by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business which singly or in the aggregate would not reasonably be expected to have a Material Adverse Effect and (B) to the extent that such representations and warranties expressly relate to an earlier date).

(iii)          No Suspension Event or Event of Default has occurred which is continuing.

(h)  If, at any time or from time to time, a Suspension Event or Event of Default exists which is continuing,

(i)            The Administrative Agent may suspend the Revolving Credit immediately, in which event neither the Administrative Agent nor the Lenders shall be obligated during such suspension to make any loans or advances or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

(ii)           The Administrative Agent may suspend the right of the Lead Borrower to request any Index Loan or to convert any Base Margin Loan to an Index Loan.

2.6  Making Of Revolving Credit Loans.

(a)  A loan or advance under the Revolving Credit  shall be made by the Transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Lead Borrower.

(b)  A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrowers shall be indebted to the Agent or Lenders for the amount thereof immediately) upon the Administrative Agent’s initiation of the Transfer of the proceeds of such loan or advance in accordance with the Lead Borrower’s instructions (if such loan or advance is of funds requested by the Lead Borrower) or the charging of the amount of such loan to the Loan Account (in all other circumstances).

(c)  There shall not be any recourse to or liability of the Agent or Lenders (except to the extent caused by the gross negligence or willful misconduct of the Agent or Lenders as determined by a court of competent jurisdiction), on account of:

(i)            Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii)           Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii)          Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent or Lenders in accordance with wire instructions provided to the Administrative Agent by the Lead Borrower).

2.7  SwingLine Loans.

(a)  For ease of administration of Revolving Credit Loans, Revolving Credit Loans which are Base Margin Loans may be made by the Administrative Agent, in its capacity as the SwingLine Lender (in the aggregate, the “SwingLine Loans”) in accordance with the procedures set forth in this Agreement for the making of Revolving Credit Loans. The unpaid principal balance of the SwingLine Loans shall not at any one time be in excess of the SwingLine Loan Ceiling (which SwingLine Loan Ceiling is subject to amendment from time to time, by reasonable advance notice by the Administrative Agent to the Lead Borrower).

(b)  The aggregate unpaid principal balance of SwingLine Loans shall bear interest at the rate applicable to Base Margin Loans and shall be repayable as a Revolving Credit Loan under the Revolving Credit.

(c)  The Borrower’s obligation to repay SwingLine Loans may be evidenced by a Note in the form of EXHIBIT 2.7 (“SwingLine Note”), executed by the Borrowers and payable to the Administrative Agent.  Neither the original nor a copy of the SwingLine Note shall be required  to establish or prove any Liability.   Upon the Lead Borrower being provided with an

affidavit (which shall include an indemnity reasonably satisfactory to the Lead Borrower) from the Administrative Agent to the effect that the SwingLine Note has been lost, mutilated, or destroyed, the Borrowers shall execute and deliver a replacement of any SwingLine Note to the Administrative Agent.

(d)  For all purposes of this Loan Agreement, the SwingLine Loans and the Borrower’s obligations to the Administrative Agent constitute Revolving Credit Loans and are secured as “Liabilities”.

(e)  SwingLine Loans may be subject to periodic settlement with the Lenders.

2.8  The Loan Account.

(a)  An account (“Loan Account”) shall be opened on the books of the Administrative Agent in which a record shall be kept of all loans and advances made under the Revolving Credit.

(b)  The Administrative Agent may also keep a record (either in the Loan Account or elsewhere, as the Administrative Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c)  All credits against the Liabilities shall be conditional upon receipt of final payment to the Administrative Agent and the Lenders of the items giving rise to such credits.  The amount of any item credited against the Liabilities which is charged back against the Agent or the Lenders for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d)  Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrowers are obligated hereunder are payable on demand.  In the determination of Availability, the Administrative Agent may deem fees, service charges, accrued interest (except for interest charged on Index Loans, which, unless charged earlier, shall be charged on the Interest Payment Date), and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e)  The Administrative Agent, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Lender is entitled from the Borrowers pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base being exceeded.  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest, at the interest rate then and thereafter applicable to Base Margin Loans.  Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s right or the Borrowers’ obligations under Section 2.10(b).

(f)  Any statement rendered by the Agent or the Lenders to the Borrowers concerning the Liabilities shall, in the absence of manifest error, be considered correct and accepted by the Borrowers and shall be conclusively binding upon the Borrowers unless the Lead Borrower provides the Administrative Agent with written objection thereto within Twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection.  In the absence of manifest error, the Loan Account and the Agent’s and Lenders’ books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9  The Revolving Credit Note.

The Borrowers’ obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, may be evidenced by a Note or Notes (each, individually, and collectively, in the aggregate, a “Revolving Credit Note”) in the form of EXHIBIT 2.9, annexed hereto, executed by the Lead Borrower and the other Borrowers, payable to the applicable Lender.  Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability.  Upon the Lead Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Lead Borrower) from any Lender to the effect that a Revolving Credit Note has been lost, mutilated, or destroyed, the Lead Borrower and the other Borrowers shall execute and deliver a replacement thereof to such Lender.

2.10                Payment of the Loan Account.

(a)  The Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date, without premium or penalty except as expressly set forth herein.

(b)  The Borrowers, without notice or demand from the Administrative Agent, shall pay the Administrative Agent that amount, from time to time, which is necessary so that there is no Overloan outstanding.

(c)  The Borrowers shall repay the then entire unpaid balance of the Revolving Credit and all other Liabilities on the Termination Date.

(d)  The Administrative Agent shall cause payments, pursuant to Sections 2.10(a) and 2.10(b), to be applied in accordance with Section 7.5(a) of this Agreement, provided that the Administrative Agent shall cause those application of payments (if any), pursuant to Sections 2.10(a) and 2.10(b) against Index Loans then outstanding in such manner as results in the least cost to the Borrowers, but shall not have any affirmative obligation to do so nor liability on account of the Administrative Agent’s failure to have done so.  In no event shall action or inaction taken by the Administrative Agent excuse the Borrowers from any indemnification obligation under Section 2.10(e).

(e)  Upon the request of the Administrative Agent, each Borrower, jointly and severally, shall indemnify the Agent and Lenders and hold the Agent and Lenders harmless from and against any loss, cost or expense (including loss of anticipated profits) which the Agent or Lenders may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of any of the following:

(i)            Default by the Borrowers in payment of the principal amount of or any interest on any Index Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or Lenders in order to maintain its Index Loans.

(ii)           Default by the Borrowers in making a borrowing or conversion  after the Borrowers has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(iii)          The making of any payment on an Index Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent and Lenders as “breakage fees”.

2.11                Interest On Revolving Credit Loans.

(a)  Each Revolving Credit Loan which consists of a Base Margin Loan shall bear interest at the Base Margin Rate (determined based upon a 365/366-day year and actual days elapsed), unless and until it is made as, or is converted to, an Index Loan pursuant to Section 2.5 hereof.

(b)  Each Revolving Credit Loan which consists of an Index Loan shall bear interest at the applicable Index Rate (determined based upon a 365/366-day year and actual days elapsed).

(c)  Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of Revolving Credit Loans to bear interest at the Base Margin Rate or the Index Rate as specified from time to time by the Lead Borrower.

(d)  The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that there are more than Six (6) Interest Periods applicable to the outstanding Index Loans at any one time.

(e)  The Borrowers shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears on the applicable Interest Payment Date therefor.  Following the occurrence and during the continuance of any Event of Default (and whether or not the Agent exercises the Agent’s rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent, at rate which is the aggregate in the case of Base Margin Loan, of the then applicable

Base Margin Rate plus Two Percent (2.00%) per annum, and in the case of Index Loans, the then applicable Index Rate plus Two Percent (2.00%) per annum.

(f)  The Index Margin and Base Margin shall be reset for each fiscal quarter as of the first (1st) day of such fiscal quarter (the “Margin Adjustment Date”) based upon the Margin Pricing Grid set forth below for the prior fiscal quarter, subject to the provisions in the definitions of “Base Margin” and “Index Margin”:

MARGIN PRICING GRID

Tier	Pricing Adjusted Availability*	INDEX MARGIN (Percentage)	BASE MARGIN (Percentage)
I	>$35,000,000	1.25%	0.00%
II	>$17,500,000 and < $35,000,000	1.50%	0.00%
III	<$17, 500,000	1.75%	0.00%

*Pricing Adjusted Availability will be determined based upon a Certificate by an Authorized Officer delivered to the Administrative Agent no later than ten (10) days after the end of each fiscal quarter certifying as to average Pricing Adjusted Availability maintained for the prior fiscal quarter.  If there is a change in the applicable Index Margin or Base Margin, the Administrative Agent and Borrower agree that all such changes shall be retroactive to the Margin Adjustment Date.  Failure of the Administrative Agent to receive such Certificate within the time frame specified shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Index Margin and the Base Margin to the highest level set forth in the foregoing grid, until next Margin Adjustment Date following receipt of such Certificate demonstrating that such an increase is not required.  If an Event of Default has occurred and is continuing at the time any reduction in the Index Margin and Base Margin is to be implemented, that reduction shall be deferred until the next Margin Adjustment Date following the date on which such Event of Default is waived or cured.

2.12                Revolving Credit Commitment Fee.

As compensation for the respective commitments of the Lenders at the execution of this Agreement to make loans and advances to the Borrowers under the Revolving Credit and as compensation for the Lenders’ maintenance of sufficient funds available for such purpose, the Lenders shall  have earned as of the Closing Date the “Revolving Credit Commitment Fee” in the amount set forth in the Agent’s Fee Letter.

2.13                Intentionally Omitted.

2.14                Unused Line Fee.

In addition to any other fee to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Administrative Agent, for the benefit of the Lenders, an “Unused Line Fee”.  The Unused Line Fee shall equal Two-Tenths of One Percent (0.20%) per annum of the average difference, during the fiscal quarter just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Loan Ceiling and the sum of (i) the unpaid principal balance of the Loan Account and (ii) the Stated Amount of L/Cs.  The Unused Line Fee shall be paid in arrears, on the first day of each fiscal quarter after the execution of this Agreement and on the Termination Date.

2.15                Early Termination Fee.

In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, the “Revolving Credit Early Termination Fee” determined and payable as follows:

(a)  One-Half of One Percent (0.50%) of the Revolving Credit Loans as in effect immediately prior to such termination or reduction in the event termination occurs prior to October 15, 2006; or

(b)  Three-Eighths of One Percent (0.375%) of the Revolving Credit Loans as in effect immediately prior to such termination or reduction in the event termination occurs on or after October 15, 2006, but prior to October 15, 2007; or

(c)  Zero Percent (0.00%) of the Revolving Credit Loans as in effect immediately prior to such termination or reduction in the event termination occurs on or after October 15, 2007.

Notwithstanding the foregoing, the Administrative Agent and Lenders agree to waive the Revolving Credit Early Termination Fee in the event that the Borrowers refinance the Revolving Credit with Bank of America, N.A. or any of its Affiliates, it being understood that, neither Bank of America, N.A. nor any of its Affiliates are hereby committing to provide such refinancing.

2.16                Concerning Fees.

The Borrowers shall not be entitled to any credit, rebate or repayment of the Revolving Credit Commitment Fee, Unused Line Fee, Revolving Credit Early Termination Fee, or other fee earned by the Agent or Lenders pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent’s or Lenders’ obligation to make loans and advances hereunder.

2.17                Intentionally Omitted.

2.18                Procedures For Issuance Of L/C’s.

(a)  The Lead Borrower may request that the Administrative Agent cause the issuance of L/C’s for the account of the Borrower.  Each such request shall be in such manner as may from time to time be acceptable to the Administrative Agent.

(b)  The Administrative Agent will endeavor to cause the issuance of any L/C so requested by the Lead Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.5(h) and if so issued:

(i)            The aggregate Stated Amount of all L/C’s then outstanding (giving effect to the issuance of the requested L/C), does not exceed  Thirty Million Dollars ($30,000,000);

(ii)           The expiry of the requested L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

(A)          For standby L/C’s: One (1) year from initial issuance.

(B)           For documentary L/C’s: One hundred (120) days from issuance; and

(iii)          an Overloan will not result from the issuance of the subject L/C.

(c)  Unless otherwise agreed between the Lead Borrower and the Administrative Agent, the Issuer of all L/C’s shall be FNB and any successor to FNB.

(d)  The Lead Borrower shall also execute such other documentation to apply for and support the issuance of an L/C as may be required by FNB or its successor or any other  Issuer, including, without limitation, in respect of the Special Purpose Credit. This Agreement shall control any conflict between this Agreement and any such documentation.

(e)           There shall not be any recourse to, nor liability of, the Agent or Lenders on account of

(i)            Any delay or refusal by an Issuer to issue an L/C; or

(ii)           Any action or inaction of an Issuer on account of or in respect to, any L/C.

(f)  The Borrowers shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Borrowers authorize the Administrative Agent and the Issuer to charge Borrowers’ Operating Account for such purpose.  In the event the funds in the Operating Account are not sufficient, the Administrative Agent or Lenders, without the request of the Lead Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrowers, the Lenders, the Agent, or the Issuer becomes obligated on account of, or in respect to, any L/C.  Such advance shall be made whether or not a

Suspension Event exists or such advance would result in an Overloan.  Such action shall not constitute a waiver of the Administrative Agent’s rights under Section 2.10(b) hereof.

2.19                Fees For L/C’s.

(a)  The Borrowers shall pay to the Administrative Agent a fee, for the benefit of the Lenders, on account of each L/C procured by the Administrative Agent, quarterly in arrears, and on the Termination Date and on the End Date, equal to the following:

(i)            For standby L/C’s:   (a) For the first $8,500,000 of the Stated Amount of such standby L/Cs, the applicable Index Margin less One-Half of One Percent (0.50%) per annum, of the Stated Amount of such standby L/Cs, and (b) for the excess, if any, over $8,500,000, the applicable Index Margin, of the Stated Amount of such standby L/Cs, in each case payable on the Stated Amount of each outstanding standby L/C quarterly in arrears on the first day of each fiscal quarter.

(ii)           For documentary L/C’s:  The applicable Index Margin less One-Half of One Percent (0.50%) per annum, payable on the weighted average of the Stated Amount of such documentary L/C outstanding at any time during the period since the then most recent payment of such fee, payable quarterly in arrears, on the first day of each fiscal quarter, and on the End Date.

(iii)          Notwithstanding Subsections (i) and (ii), above, following the occurrence of any Event of Default (and whether or not the Administrative Agent exercises the Administrative Agent’s rights on account thereof), the above fees, at the option of the Administrative Agent, shall be Two Percent (2.00%) per annum above the applicable rates above.

(b)  In addition to the fee to be paid as provided in Section 2.19(a), above, the Borrowers shall pay to the Administrative Agent (or to the Issuer, if so requested by Administrative Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

(c)  If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Agent, the

Lenders or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii)           impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.19(c)(i) or 2.19(c)(ii), above, shall be to increase the cost to the Agent, the Lenders or any Issuer issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among that Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Administrative Agent and delivery by the Administrative Agent to the Lead Borrower of a certificate of an officer of the Administrative Agent or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Administrative Agent, from time to time as specified by the Administrative Agent, such amounts as shall be sufficient to compensate the Agent, the Lenders or the subject Issuer for such increased cost.  Any Issuer’s determination of costs incurred under Section 2.19(c)(i) or 2.19(c)(ii), above, and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Borrowers.

2.20                Concerning L/C’s.

(a)  None of the Issuer, the Issuer’s correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i)            The performance by any beneficiary under any L/C of that beneficiary’s obligations to any Borrower.

(ii)           The form, sufficiency, correctness, genuineness, authority of any person signing, falsification, or the legal effect of, any documents called for under any L/C if such documents on their face appear to be in order.

(b)  The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c)  Unless the Lead Borrower on behalf of itself and the other Borrowers instructs any Issuer otherwise, in the particular instance, the Lead Borrower hereby authorizes any Issuer to:

(i)            Select an advising bank;

(ii)           Select a paying bank; and

(iii)          Select a negotiating bank.

(d)  All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers.  The Issuer shall have discharged the Issuer’s obligations under any L/C or the drawing thereunder which includes payment instructions if the Issuer initiates the method of payment called for thereby (or initiates any other commercially reasonable and comparable method). None of the Agent, the Lenders or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation, excepting gross negligence or willful misconduct.

(e)  The Agent’s, the Lenders’ and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f)  Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Lead Borrower, the L/C will be governed by either, at the election of the Issuer, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof, or the International Standby Practices - ISP 98, International Chamber of Commerce Publication, No 590, and subsequent revisions thereto.

The obligations of the Borrowers under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i)            Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto;

(ii)           Any amendment or waiver of, or consent to the departure from, any L/C;

(iii)          The existence of any claim, set-off, defense, or other right which the Borrowers may have at any time against the beneficiary of any L/C; and

(iv)          Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.21                Changed Circumstances.

(a)  Subject to the provisions of this Agreement, the Borrowers shall have the option (A) as of any date, to convert all or any part of Base Margin Loans to, or request that new Revolving Credit Loans be made as, Index Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant Index Loans as Index  Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the Index Loans to Base Margin Loans; and (D) at any time, to request new Revolving Credit Loans as Base Margin Loans; provided, that Revolving Credit Loans may not be continued as or converted to Index Loans, if the continuation or conversion thereof would violate the provisions of Sections 2.21(b) or 2.21(c) of this Agreement or if an Event of Default has occurred and is continuing.

(b)  The Administrative Agent’s determination of the Index Rate as provided above shall be conclusive.  Furthermore, if the Administrative Agent or the Lenders determines, in good faith (which determination shall be conclusive), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Revolving Credit Loans are not available to the Administrative Agent or the Lenders in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Revolving Credit Loans requested by the Borrowers to be Index Loans or the Revolving Credit Loans bearing interest at the rates set forth in this Agreement shall not represent the effective pricing to the Administrative Agent for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), the Administrative Agent shall promptly notify the Lead Borrower and (1) all existing Index Loans shall convert to Base Margin Loans upon the end of the applicable Interest Period, and (2) no additional Index Loans shall be made until such circumstances are cured.

(c)  If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Agent, the Lenders or their respective lending offices (a “Regulatory Change”), shall, in the opinion of counsel to the Agent or the Lenders, make it unlawful for the Agent or the Lenders to make or maintain Index Loans, then the Administrative Agent shall promptly notify the Lead Borrower and (A) the Index Loans shall immediately convert to Base Margin Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional Index Loans shall be made until such circumstance is cured.

(d)  If, for any reason, an Index Loan is paid prior to the last Business Day of any Interest Period or if an Index Loan does not occur on a date specified by the Lead Borrower in its request (other than as a result of a default by the Agent or the Lenders), the Borrowers agree to indemnify the Agent and the Lenders against any loss (including any loss on redeployment of the deposits or other funds acquired by the Agent or the Lenders to fund or maintain such Index Rate Loan) cost or expense incurred by the Agent or the Lenders as a result of such prepayment or failure to occur.

(e)  If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Agent or the Lenders; (B) subject the Agent, the Lenders or the Index Loans to any Tax or change the basis of taxation of payments to the Agent or the Lenders of principal or interest due from the Borrowers to the Agent or the Lenders hereunder (other than a change in the taxation of the overall net income of the Agent or the Lenders); or (C) impose on the Agent or the Lenders any other condition regarding the Index Loans or the Agent’s or Lenders’ funding thereof, and the Administrative Agent or Lenders shall determine (which determination shall be conclusive) that the result of the foregoing is to increase the cost to the Agent or the Lenders of making or maintaining the Index Loans or to reduce the amount of principal or interest received by the Agent or Lenders hereunder, then the Borrowers shall pay to the Agent or the Lenders, on demand, such additional amounts as the Administrative Agent or the Lenders shall, from time to time, determine are sufficient to compensate and indemnify the Agent or Lenders from such increased cost or reduced amount.  Each Lender will use reasonable efforts to designate a different lending office for the Liabilities if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the reasonable opinion of such Lender (including, without limitation, by reason of any economic, legal, or regulatory cost or disadvantage that such Lender may bear or suffer by reason of such designation).

(f)  The Agent and Lenders shall receive payments of amounts of principal of and interest with respect to the Index Loans free and clear of, and without deduction for, any Taxes.  If (A) the Agent or any Lender shall be subject to any Tax in respect of any Index Loans or any part thereof or, (B) the Borrowers shall be required to withhold or deduct any Tax from any such amount, the Index Rate applicable to such Index Loans shall be adjusted by the Administrative Agent or such Lender to reflect all additional costs incurred by the Agent or such Lender in connection with the payment by the Agent or such Lender or the withholding by the Borrowers of such Tax and the Borrowers shall provide the Agent or such Lender with a statement detailing the amount of any such Tax actually paid by the Borrowers. Determination by the Administrative Agent or such Lender of the amount of such costs shall be conclusive absent manifest error.  If after any such adjustment any part of any Tax paid by the Agent or such Lender is subsequently recovered by the Agent or such Lender, the Agent or such Lender, as applicable, shall reimburse the Borrowers to the extent of the amount so recovered.  A certificate of an officer of the Administrative Agent or such Lender setting forth the amount of such recovery and the basis therefor shall be conclusive absent manifest error.

2.22                Lenders’ Commitments.

(a)  Subject to Section 7.1 of the Agency Agreement (which provides for assignments and assumptions of commitments), each Lender’s “Percentage Commitment”, and “Dollar Commitment” is set forth on EXHIBIT 2.22(a).

(b)  The obligations of each Lender are several and not joint.  No Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of the following:

(i)            that Lender’s Percentage Commitment of the subject loan or advance or of Availability; and

(ii)           that Lender’s unused Dollar Commitment.

(c)  No Lender shall have any liability to the Borrowers on account of the failure of any other Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

(d)  The Dollar Commitments, Percentage Commitments, and identities of the Lenders may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Percentage Commitments amongst the Lenders or with other Persons who become “Lenders”, provided, however unless an Event of Default has occurred (in which event, no consent of the Lead Borrower is required) any assignment to a Person not then a Lender shall be subject to the prior written consent of the Lead Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Lead Borrower provides the Administrative Agent with written objection, not more than Five (5) Business Days after the Administrative Agent shall have given the Lead Borrower written notice of a proposed assignment.

(e)  Upon written notice given the Lead Borrower from time to time by the Administrative Agent, of any assignment or allocation referenced in Section 2.22(d):

(i)            The Lead Borrower and the other Borrowers, if required by the Administrative Agent, shall execute one or more Revolving Credit Notes (which notes shall replace any Revolving Credit Notes theretofore provided by the Borrowers) to reflect such changed Dollar Commitments, Percentage Commitments, and identities and shall deliver such Revolving Credit Notes to the Administrative Agent (which promptly thereafter shall cancel and deliver to the Lead Borrower the Revolving Credit Notes so replaced, if any).   In the event that the Administrative Agent does not require the delivery of Revolving Credit Notes or that in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrowers, the Administrative Agent, in lieu of causing the Lead Borrower to execute one or more new Revolving Credit Notes, may issue the Administrative Agent’s Certificate confirming the resulting Dollar Commitments and Percentage Commitments.

(ii)           Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Lender is a signatory and any Person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.

2.23                Designation of Lead Borrower as Borrowers’ Agent.

(a)  Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain loans and advances under the Revolving Credit, the proceeds of which shall be available to each Borrower for those uses as those set forth in this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and Lenders on account of loans and advances so made as if made directly by the Agent or Lenders to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.

(b)  Each Borrower recognizes that credit available to it under the Revolving Credit is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Liabilities of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers.

(c)  The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Revolving Credit Loan.

(d)  The proceeds of each loan and advance provided under the Revolving Credit which is requested by the Lead Borrower shall be deposited into the Operating Account or as otherwise indicated by the Lead Borrower.  The Lead Borrower shall cause the transfer of the proceeds thereof to the Borrower(s) on whose behalf such loan and advance was obtained.  The Agent and Lenders shall not have any obligation to assure the proper application of such proceeds.

ARTICLE III. — CONDITIONS PRECEDENT:

As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, the procurement of the initial L/C issued hereunder, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4 (each in form and substance satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3.5 through and including 3.9, shall have been satisfied as of the Closing Date:

3.1  Corporate Due Diligence.

(a)  A Certificate of corporate good standing issued with respect to each Obligor by the Secretary of State of the State in which that Obligor was organized.

(b)  Certificates of qualification to do business as a foreign corporation, issued by the Secretary(ies) of State of each State in which such  Obligor’s conduct of business or ownership of assets of requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

(c)  A Certificate of each  Obligor’s respective Secretary as to the due adoption and continued effectiveness of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, such certificate to set forth the text of each such resolution in an attachment thereto.

3.2  Opinion.

An opinion of counsel to the Obligors in form and substance satisfactory to the Agent.

3.3  Officers’ Certificates.

Certificates executed by the Chief Executive Officer, President or Chief Financial Officer of each Obligor stating that the representations and warranties made by such Obligor to the Agent in the Loan Documents are true and complete as of the date of such certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

3.4  Additional Documents.

Such additional instruments and documents as the Agent or its counsel reasonably may require or request including, without limitation, the following:

(a)  Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto shall be in full force and effect and shall be in form and substance satisfactory to Agent.

(b)  Assignment. An assignment of Fleet Capital Corporation’s right, title and interest in and to the First Agreement.

(c)  Agency Agreement.  An executed copy of the Agency Agreement dated as of the Closing Date, by and between the Administrative Agent, the Collateral Agent and the Lenders.

(d)  Certificates of Insurance.  (a) A certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, policy terms and otherwise describing the insurance obtained in accordance with this Agreement, and (b) copies of all policies evidencing such insurance.

(e)  Blocked Account Agreements.

(i)  Duly executed and delivered Blocked Account Agreement by and between Collateral Agent, Lead Borrower and Bank One, N.A., in form and substance satisfactory to Collateral Agent,

(ii)  Intentionally Omitted;

(iii)  Duly executed and delivered Blocked Account Agreement by and between Collateral Agent, Lead Borrower and Wells Fargo Bank, N.A., in form and substance satisfactory to Collateral Agent;

(iv)  Duly executed and delivered Blocked Account Agreement by and between Collateral Agent, Lead Borrower and Fleet National Bank, in form and substance satisfactory to Collateral Agent; and

(v)  Duly executed and delivered Blocked Account Agreement by and between Collateral Agent, Lead Borrower and Bank of America, N.A., in form and substance satisfactory to Collateral Agent.

(f)  Credit Card Notifications.  Delivery of notification, executed on behalf of the Borrowers, to each of the Borrowers’ credit card processors of notice (in form satisfactory to Collateral Agent), which notice provides that payment of all credit card charges submitted by the Borrowers to that processor and any other amount payable to the Borrowers by such processor shall be directed to the Operating Account or as otherwise designated from time to time by the Collateral Agent.

(g)  Borrowing Base Certificate.  Delivery of the initial Borrowing Base Certificate dated as of the Closing Date.

(h)  Financial Projections.  Delivery of financial projections and business assumptions for the following fiscal year after the Closing Date in form and substance satisfactory to Administrative Agent.

(i)  Letter Agreement.  Delivery of the Letter Agreement by and between the Obligors, Administrative Agent and Collateral Agent regarding the Leased Department Agreements, Marketing Partnership Agreements, Licensing Agreements and Internet Agreements, in form and substance satisfactory to the Administrative Agent.

(j)  Pledge Agreements.  (i)  Delivery of the Pledge Agreement from Mothers Work, Inc. to the Collateral Agent, for stock in Cave Springs, Inc., and up to 66% of the stock in Mothers Work Canada, Inc., in form and substance satisfactory to the Collateral Agent; and (ii) Delivery of the Pledge Agreement from Mothers Work Canada, Inc. to the Collateral Agent, for up to 66% of the stock in stock in Maternity Factory Warehouse Centre, Inc., in form and substance satisfactory to the Collateral Agent.

(k)  Collateral Agent’s Fee Letter.  Side Letter dated as of the Closing Date by and between the Collateral Agent and the Borrowers.

(l)  Trademark Security Agreement.  Duly executed and delivered Trademark Security Agreement dated as of the Closing Date, by and between Obligors and Collateral Agent.

(m)  Landlord Waivers.  Duly executed and delivered Collateral Access Agreements for the Domestic Distribution Centers.

(n)  Environmental Site Assessment.  Delivery of an environmental site assessment in form and substance and from environmental consultants satisfactory to Collateral Agent, with respect to the Eligible Fixed Assets.

(o)  Guaranties.  Delivery of the Guaranty by Mothers Work Canada, Inc. in favor of the Collateral Agent and Administrative Agent for the benefit of the Lenders, in form and substance satisfactory to Collateral Agent.

(p)  Lender’s Fee Letter.  Side Letter dated as of the Closing Date by and between the Lender and the Borrowers.

(q)  Assignment of Mortgage.  Delivery of an Assignment of Original Mortgage for the Headquarters Facility from Fleet Capital Corporation to Fleet Retail Group, Inc., in form and substance satisfactory to Collateral Agent.

(r)  Customs Broker Agreement.  (i)  Delivery of a Customs Broker Agreement by and between Lead Borrower and Barthco International, in form and substance satisfactory to Collateral Agent; (ii) Delivery of a Customs Broker Agreement by and between Lead Borrower and Jose David Gonzalez, in form and substance satisfactory to Collateral Agent; (iii) Delivery of a Customs Broker Agreement by and between Lead Borrower and Excel, in form and substance satisfactory to Collateral Agent; and (iv) Delivery of a Customs Broker Agreement by and between Lead Borrower and Garden City Customs Services, in form and substance satisfactory to Collateral Agent.

(s)  DDA Notifications.  Delivery of notification, executed on behalf of a Borrower, to each depository institution in which any DDA is maintained (in form satisfactory to Collateral Agent).

(t)  Title Policy.  An endorsement to the existing loan policy of title insurance issued with respect to the Mortgaged Property in an amount and from a title insurance company satisfactory to Collateral Agent and subject to only such exceptions as may be acceptable to Collateral Agent and confirming that real estate taxes are paid through the date of such policy;

3.5  Representations and Warranties.

Each of the representations made by or on behalf of the Obligors in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrowers shall be true and complete as of the date as of which such representation or warranty was made, except to the extent it specifically relates solely to an earlier date.

3.6  Minimum Day One Excess Availability.

After giving effect to the first funding  under the Revolving Credit, all then held checks (if any), accounts payable which are beyond credit terms then accorded the Borrowers, overdrafts, any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C’s to be issued at, or immediately subsequent to, such establishment, Excess Availability shall not be less than $30,000,000.

3.7  All Fees and Expenses Paid.

All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent and Lenders in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agent and Lenders) shall have been paid in full.

3.8  No Borrower Default.

No Suspension Event or Event of Default has occurred which is continuing.

3.9  No Adverse Change.

No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrowers’ financial condition when compared with such financial condition or circumstances at June 30, 2004.

3.10                Validity of Liens.

All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent to protect and preserve such Collateral Interests shall have been duly effected.  The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent.

3.11                Documents.

No document shall be deemed delivered to the Agent until received and accepted by the Agent at its offices in Boston, Massachusetts or at such other office as any Agent may advise Obligors in writing.  Under no circumstances shall this Agreement take effect until executed and accepted by the Agent at said office.

ARTICLE IV. - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

To induce the Agent and Lenders to establish the credit facility contemplated herein and to make loans and advances and to provide financial accommodations under this Agreement (each of which loans shall be deemed to have been made in reliance thereupon) the Obligors, in addition to all other representations, warranties, and covenants made by the Obligors in any other Loan Document, represents, warrants, and covenants as follows:

4.1  Payment and Performance of Liabilities.

The Obligors shall pay each Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4.2  Due Organization. Corporate Authorization. No Conflicts.

(a)  The exact name of each Obligors, as set forth in each Obligor’s organizational documents, is set forth in EXHIBIT 4.2 hereof.  Each Obligor presently is and shall hereafter remain in good standing as the type of entity indicated on EXHIBIT 4.2 hereof and be duly organized under the laws of the state of its incorporation indicated in EXHIBIT 4.2 hereof and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of that  Obligor’s assets or operation of that  Borrower’s business, such qualification may be necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.  EXHIBIT 4.2 accurately describes the corporate structure of the Obligors and any Affiliates, including the identity of shareholders holding more than 25% of the issued and outstanding stock having the right to vote, limited and general partners, or members, as the case may be.

(b)  Each Affiliate of the Obligors is listed on EXHIBIT 4.2. The Lead Borrower shall provide the Administrative Agent with prior written notice of any entity’s becoming or ceasing to be an Affiliate (provided, however, that with respect to any Affiliate that become or cease to become Affiliate solely due to issuances or exchanges of the publicly-traded stock of the Lead Borrower, the Lead Borrower shall provide the Administrative Agent with written notice thereof on or before the thirtieth (30th) day of the next month thereafter).

(c)  No Obligor shall change its State of incorporation or its taxpayer identification number without twenty-one (21) days prior written notice to Administrative Agent and its counsel, provided that no such change shall occur unless no Suspension Event has occurred that is continuing.

(d)  Each Obligor has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Obligor is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

(e)  The execution and delivery by each Obligor or by the Lead Borrower of each Loan Document on behalf of each Obligor that is a party thereto, such  Obligor’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by such Obligor to secure the Liabilities), such Borrower’s performance under such Loan Document, the borrowings hereunder, and the use of the proceeds thereof:

(i)            Have been duly authorized by all necessary corporate action on the part of such Obligor;

(ii)           Do not, and will not, contravene in any material respect any provision of any Requirement of Law or material obligation of such Obligor; and

(iii)          Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of such Obligor pursuant to any Requirement of Law or obligation of such Obligor, except pursuant to the Loan Documents.

(f)  The Loan Documents have been duly executed and delivered by the Lead and the other Borrowers or by the Lead Borrower on behalf of itself and the other Borrowers and by the Guarantor, as the case may be and are the legal, valid and binding obligations of the Obligors, enforceable against the Obligors in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3  Trade Names.

(a)  EXHIBIT 4.3 is a listing of:

(i)            All names under which each Obligor has conducted its business within the past Five (5) years, and

(ii)           All entities and/or persons with whom each Obligor ever consolidated or merged within the past five (5) years, or from whom each Obligor ever acquired in a single transaction or in a series of related transactions substantially all of such entity’s or Person’s assets within the past five (5) years.

(b)  The Lead Borrower will provide the Administrative Agent with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to any  Obligor’s name from that under which such Obligor is conducting its business at the execution of this Agreement and such Obligor will not effect such change unless no Suspension Event has occurred that is continuing.

4.4  Infrastructure.

(a)  The Obligor have and will maintain a sufficient infrastructure to conduct their business as presently conducted and as contemplated to be conducted as described in the Business Plan.

(b)  Each Obligor owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the  Obligors’ conduct of the  Obligor’ business.

(c)  The conduct by the Obligors of the  Obligors’ business does not presently infringe (nor will the Obligors conduct their business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

4.5  GUARANTOR.

The Guarantor will not conduct any business in the United States or hold any assets in the United States, other than (i) holding the leases for certain stores in Canada that sell the Borrowers’ inventory; and (ii) holding assets in the corporate headquarters portion of the Headquarters Facility.

4.6  Locations.

(a)  The Collateral, and the books, records, and papers of the Obligors pertaining thereto, are kept and maintained solely at the Obligors’ chief executive offices and those locations which are listed on EXHIBIT 4.6(a), which includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that the Obligors own the subject location) and of all service bureaus with which any such records are maintained.  The Obligors shall supplement EXHIBIT 4.6(a) on a monthly basis after the date hereof to reflect any Permitted Store Openings/Closings, additional Domestic Distribution Centers (for which prior notice has been given pursuant to the definition thereof), or new chief executive offices.

(b)  The Obligors shall not remove any of the Collateral from such chief executive office or those locations listed on EXHIBIT 4.6(a) except to:

(i)            accomplish the Costa Rican Transaction;

(ii)           accomplish sales of Inventory in the ordinary course of business;

(iii)          move Inventory from one such location to another such location;

(iv)          utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles); or

(v)           move Inventory from one store to another store in connection with Permitted Store Openings/Closings.

(c)  The Borrowers shall use their reasonable efforts to provide the Collateral Agent with Landlord Waivers or subordinations, in substantially the form annexed hereto as EXHIBIT 4.6(c) for each of the Borrowers’ locations in any of the Landlord States or the chief executive office (if it is not located in the Headquarters Facility) or any new Domestic Distribution Center.  The Collateral Agent may establish an Availability Reserve for each such location as to which such a waiver is not so delivered, which Availability Reserve shall be reduced or eliminated upon delivery of a waiver for such location.

(d)  The Borrowers will not:

(i)            Execute, alter, modify, or amend any Lease for the Headquarters Facility or the Domestic Distribution Facilities, unless such alteration, modification or amendment is for more economically favorable terms for the Borrowers.

(ii)           Commit to, or open or close any location at which the Borrowers maintains, offers for sales, or stores any of the Collateral, except that (A) the Borrowers may open or close, in their business judgment, locations within department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store; and (B) the Borrowers may: (I) open, during any Fiscal Year, new stores in an amount not to exceed Twenty Percent (20%) of the number of stores (other than locations within department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store) existing as of the first day of such Fiscal Year (including stores that have closed since such first day), and (II) close, during any Fiscal Year, stores in an amount not to exceed Twenty Percent (20%) of the number of stores (other than locations within department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store) existing as of the first day of such Fiscal Year (not including stores that have opened since such first day) (“Permitted Store Openings/Closings”).

(e)  No tangible personal property of the Borrowers is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment, except (i) as otherwise disclosed pursuant to, or permitted by, this Section 4.6, (ii) for Inventory located in department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store; (iii) for goods in control of a customs broker, which has entered into a Customs Brokers Agreement, (iv) for work-in-progress at contractors (whether or not in the United States), and (iii) to the extent such goods do not constitute Eligible Inventory, Eligible In-Transit Inventory or Eligible L/C Inventory, any raw materials at contractors (whether or not in the United States), finished goods out for re-working, and goods in transit.

4.7  Title To Assets.

(a)  The Obligors are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances other than Encumbrances or exceptions to ownership listed on EXHIBIT 4.7(a) and other Permitted Encumbrances. The Obligors do not and shall not have possession of any property on consignment to the Obligors.

(b)  The Obligors shall not acquire or obtain the right to use any Equipment in which Equipment any third party has an interest (notwithstanding that the acquisition or right to use of such Equipment is otherwise permitted by this Agreement), except for:

(i)            Equipment which is merely incidental to the conduct of the Obligors’ business.

(ii)           Equipment subject to (a) Capital Leases or purchase money security interests comprised in each case of Permitted Encumbrances; and (b) operating leases.

(c)  The Obligors do not have any goods, documents of title or other Collateral in the custody, control, or possession of a third party, except as set forth in EXHIBIT 4.7(d) and except for goods located in the United States in transit to a location of the Borrowers permitted herein or in the ordinary course of business of the Obligors in the possession of the carrier transporting such goods.  In the event that any goods, documents of the title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in EXHIBIT 4.7(d) or such carriers, Obligors shall promptly notify the Collateral Agent thereof in writing.  Promptly upon Collateral Agent’s request, the Obligors shall deliver to the Agent a collateral access agreement, in form and substance acceptable to the Collateral Agent in its sole discretion, duly authorized, executed and delivered by such person and Borrowers.

(d)  EXHIBIT 4.7(d) is a schedule of all customs brokers employed by the Obligors for the transport of goods in the ordinary course of the business of the Obligors.  The Obligors shall not employ any other customs brokers unless (i) the Obligors have provided the Collateral Agent with thirty (30) days prior notice thereof and (ii) such customs broker has executed and delivered to the Collateral Agent a Customs Broker Agreement.  The Collateral Agent shall not give notice to any of the Obligors’ customs brokers to follow the instructions of the Collateral Agent as provided in any Customs Brokers Agreement except upon or following the occurrence and during the continuance of an Event of Default.

4.8  Indebtedness.

(a)  The Obligors do not and shall not hereafter have any Indebtedness with the exceptions of:

(i)            Any Indebtedness on account of the Revolving Credit;

(ii)           The Indebtedness (if any) listed on EXHIBIT 4.8, annexed hereto;

(iii)          Indebtedness for Equipment or Real Estate secured by purchase money security interests or purchase money liens that are Permitted Encumbrances;

(iv)          Capital Leases that are Permitted Encumbrances for the acquisition of Equipment or Real Estate;

(v)           Subordinated Debt, and any other Indebtedness up to the aggregate amount of $5,000,000;

(vi)          Indebtedness of Guarantor to Borrowers up to the amount equal to Fifteen Million Dollars ($15,000,000) less the amount of any capital contributions or other investments by Borrowers to Guarantor or its Subsidiaries made after the date hereof, in the aggregate;

(vii)         Any Indebtedness related to the redemption of the Series A Preferred Stock; and

(viii)        Any Indebtedness between any of the Borrowers.

provided, that, the amount of any Capital Leases and Indebtedness for Equipment is in compliance with the provision on Capital Expenditures set forth in EXHIBIT 5.12(a).

(b)  The Obligors shall not permit more than 25% of that portion of the aggregate of their Indebtedness for the purchase of goods or services which is not the subject of a good faith dispute to remain unpaid more than 30 days beyond then current trade terms provided to the subject Borrower by the supplier of such goods and services.

(c)           Obligors shall not prepay other Indebtedness (other than the Liabilities), except as follows: (i) in an amount up to $50,000,000 in the aggregate following the Closing Date, provided that (A) no Suspension Event or Event of Default has occurred which is continuing at the time of such payment, and (B) pro forma Excess Availability is at least $15,000,000 at the time of such payment and immediately after giving effect to such prepayment, or (ii) in an unlimited amount in the aggregate following the Closing Date, provided that (A) no Suspension Event or Event of Default has occurred which is continuing at the time of such payment, and (B) pro forma Excess Availability is at least $25,000,000 at the time of such payment and immediately after giving effect to such prepayment, provided that none of the limits and requirements set forth in this clause (c) shall apply to the repurchase of any remaining shares of Series A Preferred Stock in an amount not to exceed $1,050,000 in the aggregate (without duplication of the permitted repurchases set forth in Section 4.20).

(d)           Except for prepayments permitted under Section 4.8(c), the Borrowers shall not make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt in contravention of the written terms of any instrument evidencing such Subordinated Debt, or enter into any agreement (written or oral) which could in any way be considered to amend, modify or terminate any instrument or agreement evidencing or relating to Subordinated Debt.

4.9  Insurance.

(a)  EXHIBIT 4.9, is a schedule of all insurance policies owned by the Obligors or under which the Obligors are the named insured.  Each of such policies is in full force and effect.  The Obligors are not in material default or violation of any such policy and, to theObligor’s knowledge, no issuer is in material default or violation of any such policy.

(b)  The Obligors shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, and for such periods customary for entities in similar industries and in similar locations as Obligors, and written by such companies as may be reasonably satisfactory to the Agent.

(c)  All insurance carried by the Obligors shall provide for a minimum of thirty (30) days’ written notice of cancellation to the Collateral Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Collateral Agent that is reasonably acceptable to the Collateral Agent.

(d)  The coverage reflected on EXHIBIT 4.9 presently satisfies the foregoing requirements, it being recognized by the Obligors, however, that such requirements may change hereafter to reflect changing circumstances.

(e)  The Obligors shall furnish the Agent from time to time with certificates or other evidence reasonably satisfactory to the Agent regarding compliance by the Borrowers with the foregoing requirements.

(f)  In the event of the failure by the Obligors to maintain insurance as required herein, the Collateral Agent, at its option, may obtain such insurance, provided, however, the Collateral Agent’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Obligors’ failure to have maintained such insurance.

(g)  The Lead Borrower shall advise the Collateral Agent of each claim in excess of $1,000,000 (or, following the occurrence and during the continuance of an Event of Default, $100,000) made by any Obligor under any policy of insurance which covers the Collateral and will permit the Collateral Agent, at the Collateral Agent’s option in each instance, to the exclusion of the Obligors, to conduct the adjustment of each such claim in excess of such amounts (and, at the Collateral Agent’s option in each instance, of all claims following the occurrence of any Event of Default).  Upon and following the occurrence and during the continuation of an Event of Default, the Obligors hereby appoint the Collateral Agent as the Obligors’ attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Collateral Agent any and all drafts and other instruments with respect to such insurance.  The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Collateral Agent. The Agent shall not be liable on account of any exercise pursuant to said power except where there has been a final judicial determination (in a proceeding in which the Agent had an opportunity to be heard) that such exercise was conducted in a grossly negligent manner or in willful misconduct.  The Administrative Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Administrative Agent may determine.

4.10                Licenses; Material Contracts.

EXHIBIT 4.10 is a schedule of all presently effective material agreements and licenses, distributorships, franchises, and similar agreements, copies of which have previously been delivered (in final, executed form, subject to such exceptions as are satisfactory to the Administrative Agent) to the Administrative Agent.  Each agreement, license, distributorship, franchise, and similar agreement issued to the Obligor, or to which the Obligor is a party is in full force and effect in each case except those the failure of which to be in full force and effect do not have a Material Adverse Effect.  No party to any such license or agreement is in default or violation thereof in each case except those the default or violation of which do not have a Material Adverse Effect. The Obligors have not received any notice or threat of cancellation of any such license or agreement.

4.11                Leases.

EXHIBIT 4.11 is a schedule of all presently effective Capital Leases and includes a list of all other presently effective Leases.  Each of such Leases and Capital Leases is in full force and effect.  No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease and none of the Obligors have received any notice or threat of cancellation of any such Lease or Capital Lease which in any such case could reasonably be expected to have a Material Adverse Effect.  After the occurrence and during the continuance of an Event of Default, the Obligors hereby authorize the Agent at any time and from time to time to contact any of the Obligors’ landlords in order to confirm the continued compliance by any Obligor with the terms and conditions of the Lease(s) between such Borrower and that landlord and to discuss such issues, concerning such Obligor’s occupancy under such Lease(s), as the Agent may reasonably determine.

4.12                Requirements of Law.

The Obligors are in compliance with, and shall hereafter comply with and use their respective assets in compliance with, all Requirements of Law except where the failure of such compliance will not have a Material Adverse Effect.  No Obligor has received any notice of any violation of any Requirement of Law (other than of a violation which has no Material Adverse Effect, or any such violations that have been cured or otherwise remedied).

4.13                Labor Relations.

(a)  No Obligor has been and is presently a party to any collective bargaining or other labor contract.

(b)  There is not presently pending and, to the Obligors’ knowledge, there is not threatened any of the following:

(i)            Any strike, slowdown, picketing, work stoppage, or employee grievance process;

(ii)           Any proceeding against or affecting any Obligor relating to the alleged violation of any Requirement of Law pertaining to labor relations or National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Obligor, which, if determined adversely to such Obligor could not have a Material Adverse Effect;

(iii)          Any lockout of any employees by any Obligor, (and no such action is contemplated by any Obligor); or

(iv)          Any application for the certification of a collective bargaining agent.

(c)  No work stoppage or other labor dispute exists, and, to Obligors’ knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

(d)  Each Obligor:

(i)            (A) Has complied in all material respects with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and occupational safety and health, except such noncompliance which would not reasonably be expected to have a Material Adverse Effect; and (B) has complied in all material respects with all Requirements of Law relating to collective bargaining, the payment of social security and similar taxes, and plant closing.

(ii)           Is not liable for the payment of more than a de minimus amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for such Obligor’s failure to comply with any Requirement of Law referenced in Section 4.12.

4.14                Maintain Properties.

Each Obligor shall:

(a)  Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted);

(b)  Not suffer or cause the waste or destruction of any material part of the Collateral;

(c)  Not use any of the Collateral in material violation of any policy of insurance thereon; and

(d)  Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i)            The Costa Rican Transaction;

(ii)           The sale of Inventory in compliance with this Agreement;

(iii)          The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of such Borrower;

(iv)          The turning over to the Agent of all Receipts as provided herein; and

(v)           The sale, lease, or disposition of Collateral in connection with the movement of Inventory from one store to another store in connection with Permitted Store Openings/Closings.

4.15                Taxes.

(a)  Each Obligor has filed, or caused to be filed, in a timely manner all Federal, state and other material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Obligor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, which, if unpaid, would result in a material Encumbrance on any of its properties or assets, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves in conformity with GAAP have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

(b)  No agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service or any state taxing authority to assert a deficiency or make any other claim for or in respect to any Federal or state taxes.  No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any Federal or state or local taxing authority.

(c)  Except as disclosed on EXHIBIT 4.15, there are no examinations of or with respect to the Obligors presently being conducted by the Internal Revenue Service or any other taxing authority.

(d)  The Obligors have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Obligor or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Obligor or by any governmental authority (other than taxes and charges being contested in good faith and for which adequate reserves have been established); properly exercise any trust responsibilities imposed upon the Obligors by reason of withholding from employees’ pay or by reason of the Obligors’ receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Obligors; and timely file all tax and other returns and other reports with each governmental authority to whom the Obligors are obligated to so file, except in those cases where extensions have been granted or are permitted of which the Obligors have given the Administrative Agent written notice.

(e)  At its option, the Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Obligors or the Collateral by any person or entity or governmental authority (provided that, if no Liabilities (other than Liabilities solely attributable to the L/C’s) are outstanding, then Agent may pay such amounts only if the Obligors have not paid them when due), and make any contributions or other payments on account of the Obligors’ Employee Benefit Plan as the Agent, in the Agent’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Agent’s making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Obligors’ failure to have made such payment.

4.16                No Margin Stock or Securities.

The Obligors are not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States).  No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.17                ERISA.

Neither the Obligors nor any ERISA Affiliate ever has or hereafter shall:

(a)  Violate or fail to be in material compliance with Employee Benefit Plan maintained by the Obligors;

(b)  Except as set forth in EXHIBIT 4.17, fail timely to file all reports and filings required by ERISA to be filed by the Borrowers;

(c)  Engage in any “prohibited transactions” or “reportable events” (respectively as described in ERISA);

(d)  Engage in, or commit, any act such that a tax or penalty could be imposed upon the Obligors on account thereof pursuant to ERISA;

(e)  Accumulate any material funding deficiency within the meaning of ERISA;

(f)  Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Obligors on account thereof pursuant to ERISA; or

(g)  Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

4.18                Hazardous Materials and Environmental Compliance.

(a)  The Obligors have never:

(i)            Been legally responsible for any release or threat of release of any Hazardous Material; or

(ii)           Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrowers and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

(b)  The Obligors shall:

(i)            Dispose of any Hazardous Material only in compliance with all Environmental Laws; and

(ii)           Not store on any site or vessel occupied or operated by the Obligors and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Obligors’ business and is in compliance with all Environmental Laws.

(c)  The Lead Borrower shall provide the Administrative Agent with written notice upon obtaining knowledge of any expense or loss incurred by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrowers may be liable.

(d)  The Borrowers have taken all necessary steps to investigate the past and present condition and usage of the Headquarters Facility and the Domestic Distribution Facilities and the operations conducted thereon and, based upon such diligent investigation, has determined that:

(i)            none of the Borrowers, their Subsidiaries or any operator of the Headquarters Facility and the Domestic Distribution Facilities or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response,

Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect, provided that for operators or operation prior to the time that Borrowers owned or operated such real estate, said representation shall be limited to Borrower’s knowledge;

(ii)           neither the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (A) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrowers or any of their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(iii)        except as set forth on EXHIBIT 4.18 attached hereto: (A) no portion of the Headquarters Facility and the Domestic Distribution Facilities has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Headquarters Facility and the Domestic Distribution Facilities; (B) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Headquarters Facility and the Domestic Distribution Facilities except in accordance with applicable Environmental Laws; (C) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrowers or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Headquarters Facility and the Domestic Distribution Facilities or adjacent properties or the environment; (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Headquarters Facility and the Domestic Distribution Facilities which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Headquarters Facility and the Domestic Distribution Facilities ; and (v) in addition, any Hazardous Substances that have been generated on any of the Headquarters Facility and the Domestic Distribution Facilities have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws provided that for purposes of this clause (iii), representations relating to real property for a period prior to the operation or occupation by Borrowers shall be to Borrowers’ knowledge; and

(iv)        none of the Borrowers and their Subsidiaries, any Mortgaged Property or the Headquarters Facility and the Domestic Distribution Facilities is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

4.19                Litigation.

Except as described in EXHIBIT 4.19 there is not presently pending or threatened by or against any Obligor any suit, action, proceeding, or investigation which, if determined adversely to such Obligor, would have a Material Adverse Effect.

4.20                Dividends; Investments; Corporate Action.

(a)  The Obligors shall not, except as set forth in EXHIBIT 4.20:

(i)  Pay any cash dividend or make any other distribution in respect of any class of the Obligors’ capital stock (except as permitted in Section 4.20(b));

(ii)  Redeem, retire, purchase, or acquire any Obligor’s capital stock or Securities, except as permitted under Section 4.20(b), and, in any event, unless such stock repurchases are approved by the Lead Borrower’s Board of Directors and be no be less favorable to the Borrowers than those which would have been charged and imposed in an arms length transaction;

(iii)  Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity (except (A) in Eligible Liquid Collateral, (B) investments (including, without limitation, capital contributions and loans) to Guarantor or its Subsidiaries, in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) (without duplication of the advances permitted under Section 4.21(e) hereof); and (C) as permitted in Section 4.20(c));

(iv)  Merge or consolidate or be merged or consolidated with or into any other corporation or other entity (except as permitted in Section 4.20(c));

(v)  Consolidate any of the Obligors’ operations with those of any other corporation or other entity (other than with any other present or future Obligor) (except as part of a Permitted Acquisition or Permitted Creation);

(vi)  Organize any Affiliate (except as permitted in Section 4.20(c)), or create any Affiliate, except pursuant to a Permitted Creation;

(vii)  Subordinate any debts or obligations owed to the Obligors by any third party to any other debts owed by such third party to any other Person;

(viii)  Acquire any assets other than in the ordinary course and conduct of the Obligors’ business as conducted at the execution of this Agreement (except as permitted in Section 4.20(c)); or

(ix)  Make any Loans except as permitted in Section 4.21.

(b)  Borrowers may make dividends, distributions and common stock buybacks (i) in an amount up to $20,000,000 in the aggregate following the Closing Date, provided that (A) no Suspension Event or Event of Default has occurred which is continuing at the time of such dividend, distribution, or buyback, and (B) Excess Availability is at least $15,000,000 at the time of such dividend, distribution, or buyback and immediately after giving effect to paying such dividends, making such distribution and/or making such buybacks, or (ii) in an unlimited aggregate amount following the Closing Date, provided that (A) no Suspension Event or Event of Default has occurred which is continuing at the time of such dividend, distribution, or buyback, and (B) Borrowers’ Consolidated pro forma Excess Availability is at least $25,000,000 at the time of such dividend, distribution, or buyback and immediately after giving effect to paying such dividends, making such distribution and/or buying back such common stock, provided further that the pro forma Excess Availability requirements set forth in this clause (b) shall not apply to the repurchase of any remaining shares of Series A Preferred Stock in an amount not to exceed $1,050,000 in the aggregate (without duplication of the permitted repurchases set forth in Section 4.8).

(c)  So long as there is no Suspension Event that has occurred or would occur as a result thereof, the Borrowers may make Permitted Acquisitions and Permitted Creations, provided, that, the aggregate amount of consideration for all Permitted Acquisitions and Permitted Creations (including all Indebtedness incurred, repaid or assumed in connection with all acquisitions occurring after the Closing Date and net of cash and cash equivalents acquired), cash paid, and capital stock issued or expended in respect of all such acquisitions after the Closing Date shall not exceed $40,000,000 (exclusive of any consideration delivered to another Borrower, whether such Borrower is now a Borrower or becomes a Borrower prior to delivery of such consideration (whether in the form of cash of capital stock)) in the aggregate following the Closing Date, and provided, further, that:

(i) if the aggregate amount of consideration for all Permitted Acquisitions and Permitted Creations (including all Indebtedness incurred, repaid or assumed in connection with Permitted Acquisitions and Permitted Creations occurring after the Closing Date and net of cash and cash equivalents acquired), cash paid, and capital stock issued or expended in respect of all such Permitted Acquisitions and Permitted Creations after the Closing Date is equal to or less than $15,000,000 (exclusive of any consideration delivered to another Borrower, whether such Borrower is now a Borrower or becomes a Borrower prior to delivery of such consideration (whether in the form of cash of capital stock)), then the Borrowers shall demonstrate to the reasonable satisfaction of the Administrative Agent that: (A) Pro Forma Fixed Charge Coverage Ratio shall be at least 1.10 to 1.00 immediately after giving effect to such Permitted Acquisition or Permitted Creation, as applicable, and (B) pro forma Excess Availability shall be at least $15,000,000 immediately after giving effect to such Permitted Acquisition or Permitted Creation, as applicable; and

(ii) in all other cases, then the Borrowers shall demonstrate to the reasonable satisfaction of the Administrative Agent that: (A) Pro Forma Fixed Charge Coverage Ratio shall be at least 1.30 to 1.00 immediately after giving effect to such Permitted Acquisition or Permitted Creation, as applicable, and (B) pro forma Excess Availability shall be at least $25,000,000 immediately after giving effect to such Permitted Acquisition or Permitted Creation, as applicable.

4.21                Loans.

The Obligors shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a)  Advance payments made to the Obligors’ suppliers in the ordinary course; and

(b)  Advances to the Obligors’ officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Obligors, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Obligors.

(c)  Additional advances to the Obligors’ officers approved by the board of directors of the Obligors, in an amount not more than $1,000,000 in the aggregate.

(d)  Advances from a Borrower to another Borrower.

(e)  Advances to Guarantors and their Subsidiaries, in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) (without duplication of the investments permitted under Section 4.20(a)(iii)(B)).

4.22                Protection of Assets.

The Agent may in its discretion from time to time, discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral.  The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner.  The Borrowers shall pay to the Administrative Agent, on demand, or the Administrative Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 4.22.  The obligation of the Borrowers to pay such amounts is a Liability.

4.23                Line of Business.

The Obligors shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

4.24                Affiliate Transactions.

The Obligors shall not make any payment, nor give any value to any Affiliate except for goods and services actually purchased by the Obligors from, or sold by the Borrowers to, such Affiliate for a price and on terms which shall be no be less favorable to the Borrowers than those which would have been charged and imposed in an arms length transaction, provided, however, that under no circumstances shall investments, loans, and capital contributions from

Borrowers in or to Guarantors, or their Subsidiaries, including, without limitation, Maternity Factory Warehouse Centre, Inc., exceed, in the aggregate, Fifteen Million Dollars ($15,000,000) (inclusive of the investments permitted under Section 4.20(a)(iii)(B) and the capital contributions and loans permitted under Section 4.20(e) hereof).

4.25                Further Assurances.

(a)  Other than property and assets in Canada and as otherwise provided in this Agreement, the Obligors are not the owner of, nor have they any interest in, any property or asset in which a Collateral Interest is required to be granted hereunder which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article III) will not be subject to perfected Collateral Interests in favor of the Collateral Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

(b)  The Obligors will not hereafter acquire any asset or any interest in property in which a Collateral Interest is required to be granted hereunder which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Collateral Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

(c)  The Obligors shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent’s Collateral Interests in the Collateral; and to comply with all applicable statutes and laws; and facilitate the collection of the Receivables Collateral.  The Obligors shall execute all such instruments as may be reasonably required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d)  The Obligors hereby designate the Agent as and for the Obligors’ true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Agent’s Collateral Interests in the Collateral.

(e)  A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.25 shall be sufficient for filing to perfect the security interests granted herein.

4.26                Adequacy OF Disclosure.

(a)  All financial statements furnished to the Agent or the Lenders by the Obligors have been prepared in accordance with GAAP consistently applied and present fairly the Consolidated condition of the Obligors at the date(s) thereof and the Consolidated results of operations and cash flows of the Obligors for the period(s) covered subject, in the case of interim financials, to normal year end adjustments.  There has been no change in the financial condition, results of operations, or cash flows of the Obligors since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b)  The Obligors do not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Obligors’ most recent Consolidated financial statements furnished to the Agent or the Lenders prior to the execution of this Agreement which would have a Material Adverse Effect.

(c)  No document, instrument, agreement, or paper now or hereafter given the Agent or the Lenders by or on behalf of the Obligors or any guarantor of the Liabilities in connection with the execution of this Agreement by the Agent or Lenders contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.  There is no fact known to the Borrowers which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of the Obligors or any such guarantor which has not been disclosed in writing to the Agent or Lenders.

4.27                No Restrictions on Liabilities.

No Obligor shall enter into or become subject to, directly or indirectly, any agreement (other than the Indenture, as in effect as of the date hereof and without giving effect to any subsequent amendment, modification, replacement, or substitution thereof) prohibiting or restricting (other than with respect to Permitted Encumbrances), in any manner (including, without limitation, by way of covenant, representation, or event of default) any of the following:

(a)  The granting of Collateral Interests in favor of the Agent on any asset of any Obligor; or

(b)  The incurrence of any of the Liabilities.

4.28                Other Covenants.

No Obligor shall indirectly do or cause to be done any act which, if done directly by such Obligor or Obligors, would breach any covenant contained in this Agreement.

ARTICLE V. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

5.1  Maintain Records.

The Obligors shall:

(a)  At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Obligors’ transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Obligors at the close of, and its results of operations for, the periods in question.

(b)  Timely provide the Agent with those financial reports, statements, and schedules required by this Article V or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Obligors at the close of, and its results of operations for, the period(s) covered therein.

(c)  At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

(d)  At all times, retain independent certified public accountants who are reasonably satisfactory to the Administrative Agent and instruct such accountants to fully cooperate with, and be available to, the Administrative Agent to discuss the Obligors’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Administrative Agent.

(e)  Not change their respective fiscal years, tax identification numbers, or state of incorporation, except as set forth herein.

5.2  Access to Records.

(a)  The Obligors shall accord the Agent and the Agent’s representatives access from time to time as the Agent and such representatives may require to all properties owned by or over which any Obligor has control.  The Agent and such representatives shall have the right, and the Obligors will permit the Agent and the Agent’s representatives from time to time (upon prior notice and during normal business hours, if prior to the occurrence and continuance of a Suspension Event) as Agent and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Obligors’ books, records, electronically stored data, papers, and files.  The Obligors shall make all of the Obligors’ copying facilities available to the Agent and the Agent’s representatives.

(b)  The Obligors hereby authorize the Agent and the Agent’s representatives to:

(i)            Subject to Section 14.26, inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Obligors, whether maintained by Obligors or by any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person who maintains such information for the Obligor fully to cooperate with the Agent and the Agent’s representatives with respect thereto.

(ii)           Verify at any time the Collateral or any portion thereof, including upon and following the occurrence and during the continuance of any Suspension Event: verification with Account Debtors, and/or with the Borrowers’ computer billing companies, collection agencies, and accountants and to sign the name of the Obligors on any notice to the Obligors’ Account Debtors or verification of the Collateral.

5.3  Immediate Notice to Agent.

(a)  The Lead Borrower shall provide the Administrative Agent and Collateral Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)            Any change in the Authorized Officers.

(ii)           The completion of any physical count of all or a material portion of the Obligor’s Inventory (together with a copy of the results thereof certified by the Lead Borrower).

(iii)          Any cessation by the Obligors of their making payment to its creditors generally as the Obligors’ debts become due.

(iv)          Any failure by the Obligors to pay rent at any forty or more of the Borrowers’ locations, which failure continues for more than Ten (10) days following the last day on which such rent was payable.

(v)           Any material adverse change in the business, operations, or financial affairs of the Obligors.

(vi)          The existence of any Suspension Event or Event of Default.

(vii)         Any decision on the part of any Obligor to discharge the Obligors’ present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

(viii)        Any litigation which, if determined adversely to the Obligors, could be reasonably expected to have a Material Adverse Effect.

(ix)           Any violation of any Environmental Law that the Obligors or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority.

(b)  The Lead Borrower shall:

(i)            Provide the Administrative Agent, when so distributed, with copies of any materials distributed to the shareholders of any Obligor (qua such shareholders).

(ii)           At the reasonable request of the Administrative Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

(iii)          Provide the Administrative Agent, when received by the Obligors, with a copy of any management letter or similar communications from any accountant of the Obligors.

5.4  Borrowing Base Certificate.

The Lead Borrower shall provide the Collateral Agent by 11:30 a.m., on the tenth Business Day of each month, with a “Borrowing Base Certificate” (in the form of EXHIBIT 5.4 as such form may be revised from time to time by the Collateral Agent), reflecting the Obligor’s condition on the last Business Day of the reporting period immediately prior to the date when furnished, provided that, for any week that Excess Availability is less than $10,000,000, the Lead Borrower shall provide the Agent by 11:30 a.m., weekly, on the Second (2nd) Business Day of the following week, with such Borrowing Base Certificate reflecting the Borrower’s condition on the last Business Day of the prior week. Such Certificate shall be signed by an Authorized Officer and may be sent to the Agent by facsimile or email (with electronic signature) transmission.

5.5  Weekly Reports.

In the event that a Borrowing Base Certificate is required weekly, then, in addition, on a weekly basis, on Tuesday of each week (as of the then immediately preceding Saturday) the Lead Borrower shall provide the Collateral Agent with a flash inventory and accounts receivable collateral report (each in such form as may be specified from time to time by the Collateral Agent). Such report may be sent to the Collateral Agent by facsimile transmission, provided that the original thereof is forwarded to the Collateral Agent on the date of such transmission.

5.6  Monthly Reports.

(a)  Monthly, the Lead Borrower shall provide the Collateral Agent with original counterparts of the following (each in such form as the Collateral Agent from time to time may specify):

(i)            Within Fifteen (15) days of the end of the previous month:

(A)          A “Stock Ledger Report”.

(B)           A “General Ledger Inventory Report”.

(C)           Reconciliation between stock ledger and general ledger as of the end of the subject month.

(D)          A leased department inventory report (for locations within department or specialty stores or other locations in which a Borrower leases or licenses a portion of the space in such store).

(E)           L/C inventory and in-transit inventory report (if in the Borrowing Base).

(F)           A “General Ledger Accounts Receivable Report”.

(G)           A “General Ledger Other Accounts Receivable Report”.

(H)          An aging of the Borrowers’ Accounts.

(I)            An aging of the Borrowers’ accounts payable.

(J)            Third party statements as to Eligible Liquid Collateral and Liquid Collateral Investments.

(K)          A Gross Margin reconciliation.

(L)           A store activity report.

(ii)           Within Thirty (30) days of the end of the previous month:

(A)          The Officer’s Compliance Certificate described in Section 5.9.

(B)           An internally prepared financial statement of the Borrowers’ financial condition and the results of its operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a consolidated balance sheet, income statement, cash flow and comparison to the Business Plan, which statement shall be certified by the Lead Borrower’s chief financial officer or chief operating officer as fairly presenting the financial position of the Borrowers in accordance with GAAP (subject to year-end audit adjustments).

(C)           In addition, if Accounts in an aggregate face amount in excess of $500,000 become newly ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Administrative Agent, Borrowers shall notify the Administrative Agent of such occurrence no later than the sixth Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.

(b)  For purposes of Section 5.6(a)(i), above, the first “previous month” in respect of which the items required by that Section shall be provided shall be September 2004, and for purposes of Section 5.6(a)(ii), above, the first “previous month” in respect of which the items required by that Section shall be provided shall be August 2004.

(c)  Until otherwise requested by the Administrative Agent, the items required by Sections 5.6(a)(i), and 5.6(a)(ii)(C) may be delivered in electronic format.

5.7  Quarterly Reports.

Quarterly, within Forty Five (45) days following the end of each of the Borrower’s first three fiscal quarters, the Borrowers shall provide the Agent with an original counterpart of a management prepared financial statement of the Borrowers for the period from the beginning of the Borrowers’ then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a consolidated balance sheet, income statement (if requested, on a company specific and on a “consolidating” basis), statement of changes in shareholders’ equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

5.8  Annual Reports.

(a)  Annually, within 90 days following the end of the Borrowers’ fiscal year, the Lead Borrower shall furnish the Agent with the following:

(i)            Borrowers’ Consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrowers’ independent certified public accountants (i.e. said statement shall be “certified” by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows; and

(ii)           The Officer’s Compliance Certificate described in Section 5.9.

(b)  Each annual statement shall be accompanied by such accountant’s certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that any Suspension Event relating to the financial performance covenants imposed pursuant to Section 5.12 had occurred during the subject fiscal year (or if one or more had occurred, the facts and circumstances thereof).

5.9  Officers’ Certificates.

(a)  The Lead Borrower shall cause its Authorized Officer to certify, in the form attached hereto as EXHIBIT 5.9 (the “Officer’s Compliance Certificate”) in connection with those monthly and annual statements to be furnished pursuant to this Agreement that:

(i)            Such statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrowers at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject, however to the following:

(A)          usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).

(B)           Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.12.

(ii)           No Suspension Event or Event of Default has occurred which is continuing, or if such event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

(iii)          The Borrowers were in compliance (or had failed to comply) as of the date of the applicable statement with each of the financial performance covenants included in Section 5.12 hereof; such certification to be accompanied by calculations demonstrating such compliance or failure to comply.

5.10                Inventories, Appraisals, and Audits.

(a)  The Collateral Agent may, at the expense of the Borrowers, participate in and/or observe each inventory and any cycle count of the Collateral which is undertaken on behalf of the Borrowers (provided that any expenses of Collateral Agent for which Collateral Agent seeks reimbursement shall be reasonable expenses).  No Borrower may, without the prior written consent of the Collateral Agent, change the methodology to be followed in connection with the conduct of and reporting on the results of such inventory from the methodology employed by the Borrowers as of the date of this Agreement.

(b)  The Borrowers, at their expense, shall cause each store location, warehouse, and distribution center to have not less than One (1) physical inventory or cycle count in each Twelve (12) month period to be undertaken consistent with current practice, while this

Agreement is in effect (the scheduling of which shall be subject to the Collateral Agent’s reasonable discretion), conducted by such inventory takers as are reasonably satisfactory to the Collateral Agent and following such methodology as may be reasonably satisfactory to the Agent.

(i)            The Lead Borrower shall provide the Collateral Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) within Ten (10) days after its completion.

(ii)           The Lead Borrower shall provide the Collateral Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) to the Borrowers’ books and records within Thirty (30) days following the completion of such inventory.

(iii)          The Collateral Agent, in its discretion, following the occurrence of and during the continuance of a Suspension Event, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Borrowers).

(c)  The Collateral Agent contemplates obtaining up to One (1) appraisal (at the expense of the Borrower) of the Borrowers’ Inventory during each Twelve (12) month period during which this Agreement is in effect, each conducted by such appraisers as are satisfactory to the Collateral Agent,  and contemplates obtaining up to One (1) additional appraisal (at the expense of the Borrowers) during any Twelve (12) month period in which Excess Availability falls below $20,000,000 at any time,  but in its discretion, may obtain additional appraisals of the Borrowers’ Inventory and Real Estate in the event it deems it reasonably necessary in its discretion (such additional appraisals, if not conducted after and during the continuance of an Event of Default, shall be at Collateral Agent’s expense).

(d)  The Collateral Agent contemplates conducting One (1) commercial finance audit (at the expense of the Borrowers) of the Borrowers’ books and records during each Twelve (12) month period during which this Agreement is in effect and contemplates conducting up to One (1) additional commercial finance audit (at the expense of the Borrowers) during any Twelve (12) month period in which Excess Availability falls below $20,000,000 at any time, but in its discretion, may obtain more in the event it deems it reasonably necessary in its discretion (such additional commercial finance audits, if not conducted after and during the continuance of an Event of Default, shall be at Collateral Agent’s expense).

5.11                Additional Financial Information.

(a)  In addition to all other information required to be provided pursuant to this Article V, the Lead Borrower promptly shall provide the Agent (and any guarantor of the Liabilities), such other and additional information concerning the Obligors, the Collateral, the operation of the Obligors’ business, and the Obligors’ financial condition, including financial reports and statements (including supporting schedules), as the Agent may from time to time reasonably request from the Lead Borrower.

(b)  The Lead Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Obligors’ anticipated performance and operating results.

(c)  The Lead Borrower shall, no later than Thirty (30) days prior to the end of each of the Borrowers’ fiscal years, furnish the Administrative Agent with a draft updated and extended forecast (which forecast shall be proposed by the Lead Borrower to become the Business Plan as provided in clause (5.11(d) below) which shall go out at least through the end of the then next fiscal year and shall include a Consolidated income statement, balance sheet, and statement of cash flow, by month, as well as components of the Borrowing Base and shall include assumptions as are reasonably satisfactory to the Agent, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices, and the Lead Borrower shall, no later than Sixty (60) days after the end of each of the Borrowers’ fiscal years, furnish the Agent with a final updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include a Consolidated income statement, balance sheet, and statement of cash flow, by month, as well as components of the Borrowing Base and shall include assumptions as are reasonably satisfactory to the Agent, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices,.

(d)  The Administrative Agent, following the receipt of any of such forecast, may, but shall not be under any obligation to, accept in writing such forecast (in which event, such forecast shall become the Business Plan).

(e)  Intentionally omitted.

(f)  Promptly after the sending or filing thereof, as the case may be, the Obligors shall deliver to the Administrative Agent copies of any proxy statements, financial statements or reports which Obligors have sent to shareholders qua shareholders and copies of any regular, periodic and special reports or registration statements which Obligors file with the Securities and Exchange Commission of any governmental authority which may be substituted therefore, or any national securities exchange.

(g)  The Obligors recognize that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Obligors is confidential to the Agent and that, except as otherwise provided herein, the Obligors are not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

5.12                Financial Performance Covenants.

The Borrowers shall observe and comply with those financial performance covenants set forth on EXHIBIT 5.12(a) certain of which covenants are based on the Business Plan set forth on EXHIBIT 5.12(b).  Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants).  The Administrative Agent may determine the Borrowers’ compliance with such covenants based upon financial reports and statements provided by the Lead Borrower to the Administrative Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Administrative Agent.

ARTICLE VI. - USE AND COLLECTION OF COLLATERAL:

6.1  Use of Inventory Collateral.

(a)  The Borrowers shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrowers’ business in the ordinary course and shall not engage in sales or other dispositions to creditors, sales or other dispositions in bulk, or any use of any of the Inventory in breach of any provision of this Agreement.

(b)  No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrowers’ customary return policy applicable to the return of Inventory purchased by the Borrowers’ retail customers in the ordinary course, such Inventory may be returned to the Borrowers without the consent of the Agent.

6.2  Inventory Quality.

All Inventory now owned or hereafter acquired by the Borrowers is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances or for purchases of “irregular” Inventory in accordance with current practices).

6.3  Adjustments and Allowances.

The Borrowers may grant such allowances or other adjustments to the Borrowers’ Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done except in the ordinary course of the Borrowers’ business) as the Borrowers may reasonably deem to accord with sound business practice, provided, however, upon the occurrence and during the continuance of an Event of Default, the authority granted the Borrowers pursuant to this Section 6.3 may be limited or terminated by the Collateral Agent at any time in the Collateral Agent’s discretion.

6.4  Validity of Accounts.

(a)  The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

(b)  Upon and following the occurrence and during the continuance of any Suspension Event, the Collateral Agent from time to time may verify the Receivables Collateral directly with the Borrowers’ Account Debtors, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

(c)  The Borrowers have no knowledge of any impairment of the validity or collectibility of any material portion of the Accounts (and no knowledge of any impairment of the validity or collectibility of any of the Eligible Accounts or Eligible Credit Card Receivables) and the Lead Borrower shall notify the Collateral Agent of any such fact immediately after any Borrower becomes aware of any such impairment.

(d)  Except with respect to performance bonds in respect of construction contracts, up to an aggregate maximum of $2,500,000, for which the sole collateral is the Borrower’s cash, the Borrowers shall not post any bond to secure any Borrowers’ performance under any agreement to which any Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of any Borrower (other than to the Agent) in the event of such Borrower’s failure so to perform.

6.5  Notification to Account Debtors.

The Collateral Agent shall have the right (upon and following the occurrence and during the continuance of any Suspension Event) to notify any of the Borrowers’ Account Debtors to make payment directly to the Collateral Agent and to collect all amounts due on account of the Collateral.

ARTICLE VII. -  CASH MANAGEMENT; PAYMENT OF LIABILITIES:

7.1  Depository Accounts.

(a)  Annexed hereto as EXHIBIT 7.1 is a Schedule of all present DDA’s, which includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

(b)  The Lead Borrower shall deliver the following to the Collateral Agent, as a condition to the effectiveness of this Agreement:

(i)            With respect to DDA’s that are not Blocked Accounts, the Operating Account, or Exempt DDA’s, notification, executed on behalf of the Obligors, to each depository institution with which any DDA is maintained, in form satisfactory to the Collateral Agent of the Collateral Agent’s interest in such DDA.

(ii)           With respect to DDA’s that are Blocked Accounts or the Operating Account, a Blocked Account Agreement with any depository institution at which such accounts are maintained.

(c)  The Obligors will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Lead Borrower delivers the following to the Collateral Agent:

(i)            With respect to DDA’s that are not Blocked Accounts, the Operating Account, or Exempt DDA’s, notification to the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(i) if the subject DDA were open at the execution of this Agreement; and

(ii)           With respect to DDA’s that are Blocked Accounts or the Operating Account, a Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(ii) if the DDA were open at the execution of this Agreement.

7.2  Credit Card Receipts.

(a)  Annexed hereto as EXHIBIT 7.2, is a Schedule which describes all arrangements to which the Obligors are a party with respect to the payment to the Obligors of the proceeds of credit card charges for sales by the Obligors.

(b)  The Obligors shall deliver to the Collateral Agent, as a condition to the effectiveness of this Agreement, notification, executed on behalf of the Obligors, to each of the Obligors’ credit card clearinghouses and processors of notice (in form satisfactory to the Collateral Agent), which notice provides that payment of all credit card charges submitted by the Obligors to that clearinghouse or other processor and any other amount payable to the Obligors by such clearinghouse or other processor shall be directed to the Operating Account, or if a Sweep Period is effect, as otherwise designated from time to time by the Collateral Agent.  The Obligors shall not change such direction or designation except upon and with the prior written consent of the Collateral Agent.

7.3  The Concentration, Blocked, and Operating Accounts.

(a)  The following checking accounts have been or will be established (and are so referred to herein):

(i)            The “Concentration Account”: Established by the Administrative Agent with Fleet National Bank.

(ii)           The “Blocked Account(s)”: Established by each of the Obligors with (A) Bank One, N.A., Wells Fargo Bank, N.A., Bank of America, N.A., and FNB, and, upon 60 days’ prior written notice from the Collateral Agent to the Lead Borrower, Wachovia Bank, N.A. (provided, that the accounts at Wachovia Bank. N.A. shall not be Blocked Accounts, notwithstanding such 60-day notice, if after the Lead Borrower has used best efforts to cause Wachovia Bank, N.A. to enter into a Blocked Account Agreement acceptable to the Collateral Agent, Wachovia Bank, N.A. has not entered into such an agreement) or (B) any other banks satisfactory to the Administrative Agent, into which deposits from other DDA’s must be directed and from which the Obligors shall not make disbursements other than to the Operating Account or the Concentration Account.

(iii)          The “Operating Account”:  Established by each of the Obligors with Fleet National Bank, from which only disbursements may be made and into which advances under the Revolving Credit may be deposited or deposits from the Blocked Account(s) may be made.

(b)  The contents of each DDA and of the Blocked Account constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Administrative Agent’s property.

(c)  The Obligors shall not establish any Blocked Account hereafter except upon not less than thirty (30) days written notice to the Collateral Agent and the delivery to the Collateral Agent of a Blocked Account Agreement with respect thereto.

(d)  The Obligors shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

(e)  Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, each Blocked Account Agreement shall provide (except as the Collateral Agent may otherwise agree in writing) that, until Collateral Agent has notified the financial institution maintaining such Blocked Account in writing to forward by daily sweep all amounts in the applicable Blocked Account to the Concentration Account, all amounts in the applicable Blocked Account shall be forwarded pursuant to the instructions of the applicable Obligor given to the depository institution maintaining such Blocked Account from time to time.  Collateral Agent shall be entitled to give the aforementioned notification to such financial institution, or to request that the Obligors deliver such a notification to such financial institution under Section 7.3(f), at any time after either (i) the occurrence and during the continuance of an Event of Default, or (ii) except as specified in Section 7.3(g)(1), Excess Availability on any day is less than $10,000,000 (the period during which the Collateral Agent may give such a notice, a “Sweep Period”); provided, however, that, subject to the following sentence, each Sweep Period will be suspended within Five (5) Business Days of:  (y) Agent’s and Lenders’ written waiver of any relevant Event of Default; or (z) Borrowers’ Excess Availability exceeding $20,000,000 for Sixty (60) consecutive days (a “Sweep Suspension”).  A Sweep Suspension will be permitted to occur only Two (2) times during the effectiveness of this Agreement, such that in the event that

Excess Availability is less than $10,000,000 or an Event of Default occurs after a second Sweep Suspension has occurred, no Sweep Suspension will be effective and the Sweep Period shall continue in effect.

(f)  Except as set forth in Section 7.3(g)(1), the Obligors agree that, at any time or from time to time during a Sweep Period that the Collateral Agent requests that the Obligors deliver to such a financial institution an instruction to forward by daily sweep all amounts in the applicable Blocked Account to the Concentration Account, the Obligors shall immediately upon such a request deliver such an instruction to such financial institution and deliver a written copy thereof to the Collateral Agent.

(g)  Notwithstanding anything to the contrary in Sections 7.3(e) or 7.3(f), with respect to the Lead Borrower’s Blocked Accounts numbered 1417650388 and 1000008202 at the Bank of America, N.A., the Collateral Agent agrees that:

(1) if a Sweep Period is triggered solely by an event under clause (ii) of Section 7.3(e) above, then the Collateral Agent shall, prior to sending the instruction described in Section 7.3(e) to Bank of America, N.A., request that the Obligors deliver such an instruction, and the Collateral Agent shall, in such a circumstance, itself send such an instruction to Bank of America, N.A. only if the Obligors have failed to demonstrate to Collateral Agent, prior to 5:00 p.m. (Boston time) on the Business Day following the date of such request, that the Obligors have delivered the requested instruction; and

(2) if the Collateral Agent itself has delivered an instruction to Bank of America, N.A. to forward by daily sweep all amounts in the applicable Blocked Account to the Concentration Account, the Collateral Agent agrees that if and when either or both of the two (2) permitted Sweep Suspensions becomes effective, it shall thereafter, at the request of the Lead Borrower, and until the commencement of a subsequent Sweep Period, either: (a) instruct the Bank of America to cause amounts at such Blocked Accounts to be redirected to the Operating Account, instead of the Concentration Account; (b) subject to Bank of America, N.A.’s agreement to do so, enter into a new Blocked Account Agreement with the Bank of America, N.A. substantially in the form of the Blocked Account Agreement dated as of or about even date herewith, with such changes thereto as may be reasonably requested by the parties, with respect to the such Blocked Accounts or new Blocked Accounts at Bank of America, N.A.; or (c) take such other steps to redirect amounts at such Blocked Accounts to the Operating Account or as the Lead Borrower and the Collateral Agent may otherwise agree in writing in their sole discretion.

7.4  Proceeds and Collection of Accounts.

(a)  All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Obligors for the Collateral Agent, shall not be commingled with any of the Obligors’ other funds, and shall be deposited and/or transferred only to a Blocked Account, the Operating Account, or the Concentration Account, or another DDA permitted hereunder (and, in such case, only if the funds in such DDA are deposited and/or transferred to a Blocked Account, Operating Account, or Concentration Account).

(b)  The Obligors shall cause the ACH or wire transfer to a Blocked Account or the Operating Account, as designated by Collateral Agent (or, during any Sweep Period, shall permit the Agent to cause such daily ACH or wire transfers to a Blocked Account or the Operating Account), no less frequently than weekly (and, during any Sweep Period, no less frequently than daily) (and whether or not there is then an outstanding balance in the Loan Account) of the following:

(i)            The contents of each DDA (other than any Exempt DDA, the Blocked Accounts, or the Operating Account).  Each such transfer to be net of any minimum balance, not to exceed $2,500 multiplied by the number of stores from which receipts are deposited into such DDA, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(ii)           The proceeds of all credit card charges not otherwise provided for pursuant hereto.

Telephone advice (confirmed by written notice) shall be provided to the Collateral Agent on each Business Day on which any such transfer is made.

(c)  During any Sweep Period, whether or not any Liabilities are then outstanding, the Borrowers shall cause the daily ACH or wire transfer to the Concentration Account, or as otherwise designated by Collateral Agent (or shall permit the Collateral Agent to cause such daily ACH or wire transfers to the Concentration Account or as otherwise designated by Collateral Agent),  of then entire ledger balance of each Blocked Account or the Operating Account, net of such minimum balance, not to exceed $2,500, as may be required to be maintained in the Blocked Account or the Operating Account by the depository which the Blocked Account or the Operating Account is maintained.

(d)  In the event that, notwithstanding the provisions of this Section 7.4, the Obligors receive or otherwise have dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Obligors for the Collateral Agent and shall not be commingled with any of the Obligors’ other funds or deposited in any account of the Borrowers other than as set forth herein or as instructed by the Collateral Agent.

7.5  Payment of Liabilities.

(a)  On each Business Day, the Administrative Agent shall apply the then collected balance, if any, of the Concentration Account (net of fees charged, and of such minimum balances as may be required by the bank at which the Concentration Account is maintained) first, towards the unpaid balance of SwingLine Loans, second, towards the unpaid balance of the Loan Account and third towards all other Liabilities.

(b)  The following rules shall apply to deposits and payments under and pursuant to this Agreement:

(i)            Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Administrative Agent by 2:00 p.m. on that Business Day.

(ii)           Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00 p.m. on that Business Day.

(iii)          If notice of a deposit to the Concentration Account (Section 7.5(b)(i)) or payment (Section 7.5(b)(ii)) is not available to the Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

(iv)          All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

(c)  The Administrative Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7.5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that a Suspension Event or Event of Default exists and/or one or more L/C’s are then outstanding, then the Agent may establish a funded reserve of up to 110% of the aggregate Stated Amounts of such L/C’s.  Such funded reserve shall either be (i) returned to the Borrowers provided that, no Suspension Event or Event of Default exists or (ii) applied towards the Liabilities following Acceleration.

7.6  The Operating Account and Disbursement Account.

Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrowers upon, and other disbursements shall be made by the Borrowers solely from, the Operating Account or Exempt DDAs.

ARTICLE VIII. -  GRANT OF SECURITY INTEREST:

8.1  Grant of Security Interest.

To secure the Obligors’ prompt, punctual, and faithful performance and payment of all and each of the Liabilities, each Obligor hereby grants to the Collateral Agent, for the benefit of the Agents and the Lenders, a continuing security interest in and to, and assigns to the Collateral

Agent certain assets as set forth below of the Obligors, and each item thereof, whether now owned or now due, or in which in which that Obligor has an interest, or hereafter acquired, arising, or to become due, or in which that Obligor obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a)  All Accounts.

(b)  All Inventory.

(c)  All General Intangibles.

(d)  All Chattel Paper.

(e)  All Leasehold Interests.

(f)  The Headquarters Facility, together with all Fixtures in connection therewith or located thereon.

(g)  All Letter-of-Credit Rights.

(h)  All Payment Intangibles.

(i)  All Supporting Obligations.

(j)  All books, records, and information relating to the Collateral and/or to the operation of the Obligors’ business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(k)  All Investment Property, Instruments, Documents, Documents of Title, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.

(l)  All commercial tort claims.

(m)  All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ( 8.1(a) through 8.1(m) ) or otherwise.

(n)  All supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies relating to guaranties, contracts of suretyship, letter of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect thereto, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors.

8.2  Extent and Duration of Security Interest.

The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Obligors to the Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full, the Commitment of the Lenders to make loans and other financial accommodations has been terminated, and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Collateral Agent.

8.3  Perfection of Security Interests.

(a)  Each of the Obligors agrees to take all action that the Collateral Agent may request as a matter of nonbankruptcy law to perfect and protect the Collateral Agent’s Collateral Interest in the Collateral and for such Collateral Interest to obtain the priority therefore contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, obtaining such notices and assents of third parties, obtaining governmental approvals and providing such other instruments and documents in recordable form as the Collateral Agent may request.  Obligors irrevocably and unconditionally authorize the Collateral Agent to file at any time and from time to time such financing statements with respect to the Collateral naming the Collateral Agent or its designee as the secured party and Obligors as debtors, as Collateral Agent may require, together with any amendment and continuations with respect thereto, that (a) indicate the Collateral (i) as “all assets of such Obligor” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of New York or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Obligor is an organization, the type of organization and any organization identification number issued to such Obligor and, (ii) in the case of a financing statement filed as a fixture filing, if any, a sufficient description of real property to which the Collateral relates.  Such Obligor agrees to furnish any such information to the Collateral Agent promptly upon the Agent’s request.  Obligors hereby authorize Collateral Agent to adopt on behalf of Obligors any symbol required for authenticating any electronic filing.  In no event shall Obligors at any time file, or permit or cause to be filed,  any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent or its designee as secured party and Obligors as debtors.

(b)  No Obligor has any Chattel Paper (whether tangible or electronic) or instruments as of the date hereof.  In the event that any Obligor shall be entitled to or shall receive any Chattel Paper or instrument after the date hereof, such Obligor or the Lead Obligor shall promptly notify Collateral Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of such Obligor (including by any agent or representative), such Obligor or the Lead Borrower shall deliver, or cause to be delivered to Collateral Agent, all tangible Chattel Paper and instruments that such Obligor or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify, in each case except as Collateral Agent may otherwise agree.  At Collateral Agent’s option, such Obligor or the Lead Borrower shall, or Collateral Agent may at any time on behalf of such Obligor, cause the original of any such instrument or Chattel Paper to be conspicuously marked in a form and manner acceptable to Collateral Agent with the following legend referring to Chattel Paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of [name of Collateral Agent] and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)  In the event that any Obligor shall at any time hold or acquire an interest in any electronic Chattel Paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Obligor or the Lead Borrower shall promptly notify Collateral Agent thereof in writing.  Promptly upon Collateral Agent’s request, such Obligor or the Lead Borrower shall take, or cause to be taken, such actions as Collateral Agent may reasonably request to give Collateral Agent control of such electronic Chattel Paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)  Except as set forth on Exhibit 8.3(d), no Obligor owns or holds, directly or indirectly, beneficially or as record owner or both, any Investment Property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof.

(i)            In the event that any Obligor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Obligor or the Lead Borrower shall promptly endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify.  If any securities, now or hereafter acquired by any Obligor are uncertificated and are issued to any Obligor or its nominee directly by the issuer thereof, such Obligor shall immediately notify Collateral Agent thereof and shall as Collateral Agent may specify, either (A) cause the issuer to agree to comply with instructions from Collateral Agent as to such securities, without further consent of such Obligor or such nominee, or (B) arrange for Collateral Agent to become the registered owner of the securities.

(ii)           No Obligor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied:  (A)  Collateral Agent shall have received not less than Five (5) Business Days prior written notice of the intention of a Obligor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Collateral Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Obligor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Collateral Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Obligor or the Lead Borrower shall as Collateral Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Collateral Agent, an investment property control agreement (in form and substance acceptable to the Collateral Agent in its reasonable discretion)  with respect thereto duly authorized, executed and delivered by such Obligor or the Lead Borrower and such securities intermediary or commodity intermediary or (2) arrange for Collateral Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Collateral Agent.

(e)  No Obligor is the beneficiary or otherwise entitled to any Letter of Credit Rights as of the date hereof.  In the event that any Obligor shall be entitled to or shall receive any Letter of Credit Rights, such Obligor or the Lead Borrower shall promptly notify Collateral Agent thereof in writing.  Such Obligor or the Lead Borrower shall immediately, as Collateral Agent may specify, either (i) deliver, or cause to be delivered to Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Collateral Agent, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent by such Obligor and agreeing to make all payments thereon directly to Collateral Agent or as Collateral Agent may otherwise direct or (ii) cause Collateral Agent to become, at such Obligor’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(f)  No Obligor has any commercial tort claims as of the date hereof.  In the event that any Obligor shall at any time after the date hereof have any commercial tort claims, such

Obligor or the Lead Borrower shall promptly notify Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Obligor to Collateral Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Obligor to Collateral Agent shall be deemed to constitute such grant to Collateral Agent.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent otherwise provided herein or otherwise arising by the execution by Obligors of this Agreement, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Obligors as debtors, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Obligors shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered,  to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(g)  The Obligors hereby covenant and agree that each Leasehold Interest shall at all times be free and clear of all liens, claims and encumbrances of any nature or description (other than Permitted Encumbrances) and no other creditor of the estate (secured or unsecured) shall be entitled to encumber any Leasehold Interest without the express written consent of the Collateral Agent.

(h)  The due and punctual payment and performance of the Obligations shall also be secured by the Encumbrance created by the Mortgage upon the Headquarters Facility of Lead Borrower described therein.

(i)            Notwithstanding anything herein to the contrary, the Obligors (I) may hold assets consisting of Chattel Paper, Letter of Credit Rights, and commercial tort claims in an aggregate amount not to exceed $50,000 in which the Collateral Agent’s security interest has not been perfected; and (II) may hold assets consisting of Investment Property in an aggregate amount not to exceed $10,000 in which the Collateral Agent’s security interest has not been perfected.

ARTICLE IX. - COLLATERAL AGENT AS BORROWERS’ ATTORNEY-IN-FACT:

9.1  Appointment as Attorney-In-Fact.

The Obligors hereby irrevocably constitutes and appoints the Collateral Agent as the Obligor’s true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Obligors, but for the ratable benefit of the Collateral Agent. The rights and powers granted the Collateral Agent by this appointment include but are not limited to the right and power, following the occurrence and during the continuance of an Event of Default, to:

(a)  Prosecute, defend, compromise, or release any action relating to the Collateral.

(b)  Sign change of address forms to change the address to which the Obligors’ mail is to be sent to such address as the Collateral Agent shall designate; receive and open the Obligors’ mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Obligors or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Obligors, or other legal representative of the Obligors whom the Collateral Agent determines to be the appropriate person to whom to so turn over such mail.

(c)  Endorse the name of the Obligors in favor of the Collateral Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Obligors on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d)  Sign the name of the Obligors on any notice to the Obligors’ Account Debtors or verification of the Receivables Collateral; sign the Obligors’ name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e)  Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Obligor is a beneficiary.

(f)  Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrowers.

(g)  Use, license or transfer any or all General Intangibles of the Obligors.

9.2  No Obligation to Act.

The Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Obligors for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Collateral Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE X. -  EVENTS OF DEFAULT:

The occurrence of any event described in this Article X respectively shall constitute an “Event of Default” herein.  Upon the occurrence of any Event of Default described in Section 10.11,

any and all Liabilities shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Administrative Agent may by written notice to the Lead Borrower declare any and all Liabilities immediately due and payable and thereupon any and all such Liabilities shall become immediately due and payable.  The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent or Lenders and the Obligors and instruments and papers heretofore, now or hereafter given the Agent or Lenders.

10.1        Failure to Pay Revolving Credit.

The failure by the Obligors to pay any amount when due under the Revolving Credit.

10.2        Failure To Make Other Payments.

The failure by the Obligors to pay when due (or upon demand, if payable on demand) any payment Liability other than under the Revolving Credit.

10.3        Failure to Perform Covenant or Liability (No Grace Period).

The failure by the Obligors to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10.1 or Section 10.2 hereof, and included in any of the following provisions hereof:

Section	Relates to:

4.3(b)	Notice of Name Change

4.6	Location of Collateral

4.7	Title to Assets

4.8	Indebtedness

4.9	Insurance Policies

4.15	Pay taxes

4.20	Dividends, Investments, Corporate Actions

4.24	Affiliate Transactions

4.25	Further Assurances

6.1	Use of Collateral

Article V	Reporting Requirements and

Financial Performance Covenants

Article VII	Cash Management

10.4        Failure to Perform Covenant or Liability (Grace Period).

The failure by the Obligors, within Thirty (30) days following the earlier of the  Obligors’ knowledge of a breach of any covenant or Liability not described in any of Sections 10.1, 10.2, or 10.3 or of the Lead Borrower’s receipt of written notice from the Administrative Agent of the breach of any of those Sections.

10.5        Misrepresentation.

The determination by the Administrative Agent that any representation or warranty at any time made by the Obligors to the Agent was not true or complete in all material respects when given.

10.6        Acceleration of Other Debt. Breach of Lease.

(a)  The occurrence of any event such that any Indebtedness of the Obligors in excess of $1,000,000 to any creditor other than the Agent could be accelerated (whether or not the subject creditor takes any action on account of such occurrence).

(b)  The occurrence of any of the following with respect to Leases on which any Borrower is the lessee or is obligated:

(i)            An aggregate of more than $50,000 in rent is then overdue, except to the extent being contested in good faith and for which adequate reserves have been established by such Obligor.

(ii)           Default and the expiry of any applicable grace period with respect to more than Ten (10) Leases of retail stores, except if the existence of such default is disputed in good faith by the Obligors and the applicable landlord has been stayed or agreed in writing to forbear from instituting proceedings to recover possession of the leased premises or otherwise terminate the subject Lease or Obligors’ rights to peaceful possession of the subject premises.

(iii)          Default and the expiry of any applicable grace period of any Lease of any warehouse or distribution center.

10.7        Default Under Other Agreements.

The occurrence of any breach or default under any agreement (including any Loan Document other than this Loan Agreement) between the Agent and the Obligors or instrument given by the Obligors to the Agent and the expiry, without cure, of any applicable grace period (notwithstanding that the subject Agent may not have exercised all or any of its rights on account of such breach or default).

10.8        Intentionally Omitted.

10.9        Attachment; Judgment; Restraint of Business.

(a)  The service of process upon the Agent or the Lenders or any Participant seeking to attach, by trustee, manse, or other process, any of an  Obligor’s funds on deposit with, or assets of such Obligor in the possession of, the Agent or the Lenders or such Participant.

(b)  The entry of any judgment against any Obligor or group of Obligors (which, if a money judgment, is in excess of $1,000,000 singly, or in the aggregate), which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within any applicable appeal period.

(c)  The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Obligor of its business in the ordinary course.

10.10      Business Failure.

Any act by, against, or relating to any Obligor, or its property or assets, which act constitutes the determination, by such Obligor, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any  Obligor’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Obligor, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Obligor; the offering by or entering into by any Obligor of any composition, extension, or any other arrangement seeking relief from or extension of the debts of such Obligor; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Obligor which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of such Obligor of the liquidation or winding up of all or any part of such  Obligor’s business or operations.

10.11      Bankruptcy.

The failure by any Obligor to generally pay its debts as they mature; adjudication of bankruptcy or insolvency relative to any Obligor; the entry of an order for relief or similar order with respect to any Obligor in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Obligor initiating any matter in which such Obligor is or may be granted any relief from the debts of that Obligor pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Obligor initiating any matter in which the Obligor is or may be granted any relief from the debts of that Obligor pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

10.12      Default by Guarantor or Affiliate.

The occurrence of any of the foregoing Events of Default with respect to any guarantor or endorser, or surety of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any Subsidiary, or Affiliate (other than an Affiliate that is an Affiliate solely due to ownership of the Lead Borrower’s publicly-traded stock) of any Obligor, as if such guarantor, endorser, surety, Subsidiary, or Affiliate were the “ Obligor “ described therein.

10.13      Indictment - Forfeiture.

The indictment of, or institution of any legal process or proceeding against, any Obligor or any member of any Obligor’s senior management, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of any Obligor and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by that Obligor of its business in the ordinary course.

10.14      Termination of Guaranty.

The termination or attempted termination (other than a mere request for consent to termination) of any guaranty by any guarantor of the Liabilities.

10.15      Challenge to Loan Documents.

(a)  Any challenge by or on behalf of any Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)  Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10.16      Intentionally Omitted.

10.17      Change in Control.

Any Change in Control.

10.18      Uninsured Losses.

Any material loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Administrative Agent and Lenders shall have permitted) by insurance.

10.19      ERISA.

A reportable event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United Stated district court of a trustee for any Plan, or if any Plan shall be terminated in a “distress termination” pursuant to Section 4041(c) or any such trustee shall be requested or appointed, or if any  Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Obligor’s complete or partial withdrawal from such Plan.

ARTICLE XI. - RIGHTS AND REMEDIES UPON DEFAULT:

Upon the occurrence of any Event of Default described in Section 10.11 and upon Acceleration, and at all times thereafter, the Agent shall have the following rights and remedies in addition to all of the rights, remedies, powers, privileges, and discretions available to Agent prior to the occurrence of an Event of Default.

11.1        Rights of Enforcement.

The Collateral Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Collateral Agent shall have all and each of the following rights and remedies:

(a)  To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Collateral Agent.

(b)  To give notice to any of the Obligors’ customs brokers to follow the instructions of the Collateral Agent as provided in any Customs Brokers Agreement.

(c)  To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d)  To take possession of all or any portion of the Collateral.

(e)  To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Collateral Agent deems advisable and with or without the taking of possession of any of the Collateral.

(f)  To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

(g)  To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(h)  To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.2        Sale of Collateral.

(a)  Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Collateral Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Collateral Agent’s disposition of the Collateral.

(b)  The Collateral Agent, in the exercise of the Collateral Agent’s rights and remedies upon default, may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Obligor.  The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither the Obligors nor any Person claiming under or in right of the Obligors shall have any interest therein.

(c)  Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide the Lead Borrower with such notice as may be practicable under the circumstances), the Collateral Agent shall give the Lead Borrower at least Ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  The Obligors agree that such written notice shall satisfy all requirements for notice to the Obligors which are imposed under the UCC or other applicable law with respect to the exercise of the Collateral Agent’s rights and remedies upon default.

(d)  The Collateral Agent or the Lenders may credit bid and may purchase the Collateral, or any portion of it at any sale held under this Article XI.

(e)  If any of the Collateral is sold, leased, or otherwise disposed of by the Collateral Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Collateral Agent.

11.3        Occupation of Business Location.

In connection with the Collateral Agent’s exercise of the Collateral Agent’s rights under this Article XI, the Collateral Agent may enter upon, occupy, and use any premises owned or occupied by any Obligor, and may exclude the Obligors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Collateral Agent.  The Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Agent’s taking possession thereof, and may render any Collateral unusable to the Obligors.  In no event shall the Agent be liable to the Obligors for use or occupancy by the Collateral Agent of any premises pursuant to this Article XI, nor for any charge (such as wages for the  Obligors’ employees and utilities) incurred in connection with the Collateral Agent’s exercise of the Agent’s Rights and Remedies.

11.4        Grant of Nonexclusive License.

Each Obligor hereby grants to the Collateral Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which that Obligor now or hereafter has rights, such license being with respect to the Collateral Agent’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.5        Assembly of Collateral.

The Collateral Agent may require the Obligors to assemble the Collateral and make it available to the Collateral Agent at the Obligors’ sole risk and expense at a place or places which are reasonably convenient to both the Collateral Agent and Obligors.

11.6        Rights and Remedies.

The rights, remedies, powers, privileges, and discretions of the Agent hereunder, under any other Loan Document or under applicable law (herein, the “Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  No delay or omission by the Agent in exercising or enforcing any of the Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof.  No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement.  No single or partial exercise of any of the Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent’s Rights and Remedies.  No waiver by the Agent of any of the Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  The Agent’s Rights and Remedies  may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE XII. - NOTICES:

12.1        Notice Addresses.

All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon Seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Agent:

Fleet Retail Group, Inc.
40 Broad Street
Boston, MA 02109
Attention: Sally A. Sheehan, Managing Director
Fax: (617) 434-4185

With a copy to:
Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
Attention: Andrew P. Strehle, Esquire
Fax: 617 856-8201

If to the Lenders:
Fleet Retail Group, Inc.
40 Broad Street
Boston, MA 02109
Attention: Sally A. Sheehan, Managing Director
Fax: (617) 434-4185

If to the Obligors:
c/o Lead Borrower
Mothers Work, Inc.
456 North Fifth Street
Philadelphia, PA 19123
Attention: Edward M. Krell, Chief Financial Officer
Fax: (215) 923-0975

With a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention: David G. Smith, Esquire
Fax: (215) 981-4750

12.2        Notice Given.

(a)  Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)            By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

(ii)           By recognized overnight express delivery: the Business Day following the day when sent.

(iii)          By Hand: If delivered on a Business Day after 9:00 a.m. and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered.  Otherwise, at the opening of the then next Business Day.

(iv)          By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 a.m. and no later than Three (3) hours prior to the close of customary business hours of the recipient, One (1) hour after being sent.  Otherwise, at the opening of the then next Business Day.

(b)  Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given shall each be deemed receipt of the notice sent.

(c)  Collateral Agent will give the Lead Borrower notice of its intention to foreclose on its security interests by recognized overnight express delivery.

ARTICLE XIII. - TERM:

13.1        Termination of Revolving Credit.

The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.5(h) hereof) until the Termination Date.

13.2        Actions On Termination.

On the Termination Date, the Borrowers shall pay the Administrative Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans); any then remaining installments of the Revolving Credit Commitment Fee; any payments due on account of the indemnification obligations included in Section 2.10(e); any accrued and unpaid Unused Line Fee; and all unreimbursed costs and expenses of Agent for which the Borrowers are responsible; and shall make such arrangements concerning any L/C’s then outstanding are reasonably satisfactory to the Administrative Agent.  Until such payment, all provisions of this Agreement, other than those contained in Article II which place an obligation on the Agent to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full.  The release by the Collateral Agent of the Collateral Interests granted the Agent by the Obligors hereunder may be upon such conditions and indemnifications as the Collateral Agent may require.

ARTICLE XIV. - GENERAL:

14.1        Protection of Collateral.

The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent.

14.2        Publicity.

The Administrative Agent, at its expense, may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Obligors (and may utilize any logo or other distinctive symbol associated with the Borrowers) in connection with any advertising, promotion, or marketing undertaken by the Administrative Agent.

14.3        Successors and Assigns.

This Agreement shall be binding upon the Obligors and the Obligors’ representatives, successors, and assigns and shall inure to the benefit of the Agent and the Lenders and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Obligors shall have any rights hereunder.  In the event that the Agent or Lenders assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

14.4        Severability.

Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14.5        Amendments; Course of Dealing.

(a)  This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Obligors, the Agent and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding.  No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof.  No failure by the Agent or Lenders to give notice to the Lead Borrower of the Obligors’ having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.  No change made by the Agent to the manner by which Availability is determined shall obligate the Agent to continue to determine Availability in that manner.

(b)  The Obligors may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent then by a duly authorized officer thereof).  Notwithstanding the foregoing sentence, any increase in the Revolving Credit Loan Ceiling, up to a maximum of $75,000,000, shall be deemed effective upon and with express written consent of the Borrowers and the Administrative Agent and those Lenders that agree in writing to increase their Revolving Credit Commitments in connection with such increase. Any modification, amendment, or waiver provided by the Administrative Agent shall be in reliance upon all representations and warranties theretofore made to the Administrative Agent by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14.6        Power of Attorney.

In connection with all powers of attorney included in this Agreement, the Obligors hereby grant unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Obligors might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Obligors and each shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

14.7        Application of Proceeds.

The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Administrative Agent determines in its sole discretion, consistent, however, with the provisions of this Agreement and the Agency Agreement.  The Obligors shall remain liable for any deficiency remaining following such application.

14.8        Increased Costs.

If the Administrative Agent or Lenders shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Agent or Lenders with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which the Agent or Lenders could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s or Lenders’ policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Administrative Agent or Lenders to the Lead Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, the Borrowers shall pay to the Agent or Lenders, as applicable, such additional amount or amounts (“Capital Adequacy Charge”) as will compensate the Agent or Lenders for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination.  A certificate of the Administrative Agent or Lenders claiming entitlement to payment as set forth above shall be conclusive.  Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to the Agent or Lenders, and the method by which such amount was determined.  In determining such amount, the Administrative Agent or Lenders may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

14.9        Costs and Expenses of the Agent and Lenders.

The Borrowers shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements of (including attorneys’ reasonable fees and expenses) which are incurred by the Agent and Lenders in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

(a)  The Borrowers shall pay on from time to time on demand all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Agent and all reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Lenders to the Lenders’ Special Counsel, following the occurrence of any Event of Default.

(b)  The Borrowers authorize the Administrative Agent to pay all such fees and expenses and in the Administrative Agent’s discretion, to add such fees and expenses to the Loan Account.

(c)  The undertaking on the part of the Borrowers in this Section 14.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrowers, other than a termination, release, or discharge which makes specific reference to this Section 14.9.

14.10      Copies and Facsimiles.

This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Agent or the Lenders may be reproduced by the Agent or Lenders by any photographic, microfilm, xerographic, digital imaging, or  other process, and such Person making such reproduction may destroy any document so reproduced.  Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14.11      New York Law.

This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of the State of New York.

14.12      Consent to Jurisdiction.

(a)  Each Obligor agrees that any legal action, proceeding, case, or controversy against the Obligors with respect to any Loan Document may be brought in the Supreme Court for New York County or in the United States District Court, Southern District of New York, sitting in New York City, New York, or the Superior Court of Suffolk County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent’s sole discretion.  By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b)  Each Obligor WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to Lead Borrower at Lead Borrower’s address for notices as specified herein, such service to become effective Five (5) Business Days after such mailing.

(c)  Each Obligor WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d)  Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

(e)  Each Obligor agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County, Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14.13      Indemnification.

The Obligors shall indemnify, defend, and hold the Agent and Lenders and any Participant and any of their respective employees, officers, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by the Borrowers, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of any Obligor or of any other guarantor or endorser of the Liabilities (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agent’s or Lenders’ or Participant’s (as the case may be) selection, but at the expense of the Obligors) other than any claim as to which a final determination is made in a judicial proceeding (in which the Agent, Lenders and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith.  This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent or Lenders in favor of the Obligors, other than a termination, release, or discharge duly executed on behalf of the Agent or Lenders which makes specific reference to this Section 14.13.

14.14      Rules of Construction.

The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a)  Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 365/366 day year and actual days elapsed.

(b)  Words in the singular include the plural and words in the plural include the singular.

(c)  Any reference, herein, to a circumstance or event’s having “more than a de minimis adverse effect” and any similar reference is to a circumstance or event which (x) in a well-managed enterprise, would receive the active attention of senior management with a view towards it being reversed or remedied; or (y) if not reversed or remedied, could reasonably be expected to lead to its becoming a material adverse effect.

(d)  Cross references to Sections in this Agreement begin with the Article in which that Section appears and then the Section to which reference is made. (For example, a reference to “Section 5.6” is to subsection 6, which appears in Article V of this Agreement).

(e)  Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(f)  The words “includes” and “including” are not limiting.

(g)  Text which follows the words “including, without limitation” (or similar words) is illustrative and not limiting.

(h)  Except where the context otherwise requires or where the relevant subsections are joined by “or”, compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision.  Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by “or” may be accomplished by compliance with any of such subsections.

(i)  Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(j)  The words “may not” are prohibitive and not permissive.

(k)  The word “or” is not exclusive.

(l)  Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(m)  Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(n)  The symbol “$” refers to United States Dollars.

(o)  Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(p)  References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(q)  Except as otherwise specifically provided, all references to time are to Boston time.

(r)  In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)            Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 p.m. on the relevant Business Day.

(ii)           The word “from” means “from and including”.

(iii)          The words “to” and “until” each mean “to, but excluding”.

(iv)          The word “through” means “to and including”.

(s)  The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 19.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

14.15      Intent.

It is intended that:

(a)  This Agreement take effect as a sealed instrument.

(b)  The scope of the Collateral Interests created by any Obligor to secure the Liabilities be broadly construed in favor of the Agent and that they cover all assets of each Borrower.

(c)  All Collateral Interests created in favor of the Agent at any time and from time to time by any Obligor secure all Liabilities, whether now existing or contemplated or hereafter arising.

(d)  Except as specifically limited herein, all reasonable costs, expenses, and disbursements incurred by the Agent and, to the extent provide herein, the Lenders, in connection with such Person’s relationship(s) with the Obligors shall be borne by the Obligors.

14.16      Participations.

The Agent or Lenders may sell participations to one or more financial institutions  (a “Participant”) all or a portion of the Agent’s or Lenders’ rights and obligations under this Agreement, provided, however, that except with the consent of the Borrowers (which may not be unreasonably withheld or delayed), the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, increase the availability of Loans or L/C’s to the Borrowers, reduce the amount of any fees to which such participant is entitled, or extend any regularly scheduled payment date for principal or interest.  No such sale of a participation shall relieve the Agent or Lenders from the Agent’s or Lenders’ obligations hereunder.

14.17      Right of Set-Off.

Any and all deposits or other sums at any time credited by or due to the Obligors from the Agent, Lenders or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Obligors in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same), to the extent permitted by law, shall at all times constitute security for all Liabilities and for any and all obligations of the Obligors to the Agent, Lenders or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent.

14.18      Pledges To Federal Reserve Banks.

Nothing included in this Agreement shall prevent or limit the Agent or Lenders, to the extent that the Agent or Lenders is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of that Agent’s or Lenders’ interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Agent or Lenders from their respective obligations hereunder or under any of the Loan Documents.

14.19      Maximum Interest Rate.

Regardless of any provision of any Loan Document, the Agent and Lenders shall not be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law.  Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were “Collateral.”

14.20      Waivers.

(a)  Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14.20(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and Lenders, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

(b)  EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i)            Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)           Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent’s  exercising of the Agent’s rights upon default.

(iii)          THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE  AGENT OR LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR LENDER OR IN WHICH THE AGENT OR LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE AGENT OR LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)          Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or Lenders, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(v)           Any claim to consequential, special, or punitive damages.

14.21      Counterparts.

This Agreement, any of the Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

14.22      Electronic Submissions.

Upon not less than Thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), the Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Loan Documents, be submitted to the Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to the Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by the Agent (which approval has not been revoked or modified by the Agent) and sent to the Borrowers in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Loan Documents.

14.23      Fleet Retail Group, Inc. as Agent.

The Lenders have appointed the Agent as their agent to act on their behalf under the credit facility pursuant to the terms of the “Agency Agreement”, so referred to herein, between the Lenders and the Agent.  If at any time the Lenders or the Agent elects to terminate the agency relationship, the Lenders or the Agent shall give Thirty (30) days written notice of such event to the Lead Borrower.  Thereafter, all rights and obligations of the Agent contained in this Agreement and the other Loan Documents shall revert to the Lenders or another Agent, if appointed by the Lenders.

14.24      Joint Borrower Provisions.

(a)  Each Borrower represents to the Agent and Lenders that it is an integral part of a consolidated enterprise, and that each Borrower will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise that are Borrowers.

(b)  Each Borrower is, and at all times shall be, jointly and severally liable for each and every one of the Liabilities hereunder, regardless of which Borrower requested, received, used, or directly enjoyed the benefit of the extensions of credit hereunder.  All of the Collateral shall secure all of the Liabilities.  Each Borrower’s Liabilities are independent obligations and are absolute and unconditional.  Each Borrower, to the extent permitted by law, hereby waives any defense to such Liabilities that may arise by reason of the disability or other defense or cessation of liability of any other Borrower for any reason other than payment in full.  Each Borrower also waives any defense to such Liabilities that it may have as a result of the Agent’s election of or failure to exercise any right, power, or remedy, including, without limitation, the failure to proceed first against such other Borrower or any security it holds for such other Borrower’s Liabilities under any Loan Document, if any.  Without limiting the generality of the foregoing, each Borrower expressly waives all demands and notices whatsoever (except for any demands or notices, if any, that such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document), and agrees that the Agent may, without notice (except for such notice, if any, as such Borrower expressly is entitled to receive pursuant to the terms of any Loan Document) and without releasing the liability of such Borrower, extend for the benefit of any other Borrower the time for making any payment, waive or extend the performance of any agreement or make any settlement of any agreement for the benefit of any other Borrower, and may proceed against each Borrower, directly and independently of any other Borrower, as such obligee may elect in accordance with this Agreement.

(c)  Each Borrower acknowledges that the Liabilities of such Borrower undertaken herein or in the other Loan Documents, and the grants of security interests and liens by such Borrower to secure Liabilities of the other Borrower could be construed to consist, at least in part, of the guaranty of Liabilities of the other Borrower and, in full recognition of that fact, each Borrower consents and agrees as hereinafter set forth in the balance of this Section 14.24.  The consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 14.24 are intended to deal with the suretyship aspects of the transactions evidenced by the Loan Documents (to the extent that a Borrower may be deemed a guarantor or surety for the Liabilities of another Borrower) and thus are intended to be effective and applicable only to the extent that any Borrower has agreed to answer for the Liabilities of another Borrower or has granted a lien or security interest in Collateral to secure the Liabilities of another Borrower.  Conversely, the consents, waivers, and agreements of the Borrowers that are contained in the balance of this Section 14.24 shall not be applicable to the direct Liabilities of a Borrower with respect to credit extended directly to such Borrower, and shall not be applicable to security interests or liens on Collateral of a Borrower given to directly secure direct Liabilities of such Borrower where no aspect of guaranty or suretyship is involved.  Each Borrower consents and agrees that the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower, in accordance with the terms of the Loan Documents:  (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate or otherwise change the time for payment or the terms of the Liabilities or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, the Liabilities or any part thereof, or any of the Loan Documents or any security or guarantees granted or entered into by any Person(s) other than such Borrower, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Liabilities or any part thereof, (d) accept partial payments on the Liabilities; (e) receive and hold additional security or guarantees for the Liabilities or any part thereof, (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Lenders in their sole and absolute discretion may determine; (g) release any other Person (including, without limitation, any other Borrower) from any personal liability with respect to the Liabilities or any part thereof, (h) with respect to any Person other than such Borrower (including, without limitation, any other Borrower), settle, release on terms satisfactory to the Lenders or by operation of applicable laws or otherwise liquidate or enforce any Liabilities and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any other Borrower or any other Person, and correspondingly agree, in accordance with all applicable provisions of the Loan Documents, to the restructure of the Liabilities, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Liabilities.

(d)  Upon the occurrence and during the continuance of any Event of Default, the Agent may enforce the Loan Documents independently as to each Borrower and independently of any other remedy the Agent at any time may have or hold in connection with the Liabilities, and it shall not be necessary for the Agent to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement or any other Loan Documents.  Each Borrower expressly waives any right to require the Agent to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that the Agent may proceed against Borrowers or any Collateral in such order as they shall determine in their sole and absolute discretion, subject to the terms hereof.

(e)  The Agent may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Borrower agrees, for itself, that the Agent and any other Borrower, or any Affiliate of any other Borrower (other than such Borrower itself), may deal with each other in connection with the Liabilities or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy as to such Borrower of the Loan Documents.

(f)  The Agent’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Liabilities which thereafter shall be required to be restored or returned by the Agent (including, without limitation, the restoration or return of any amount pursuant to a court order or judgment (whether or not final or non-appealable), or pursuant to a good faith settlement of a pending or threatened avoidance or recovery action, or pursuant to good faith compliance with a demand made by a Person believed to be entitled to pursue an avoidance or recovery action (such as a bankruptcy trustee or a Person having the avoiding powers of a bankruptcy trustee, or similar avoiding powers), and without requiring the Agent to oppose or litigate avoidance or recovery demands or actions that it believes in good faith to be meritorious or worthy of settlement or compliance, or pursue or exhaust appeals), all as though such amount had not been paid.  The rights and priorities of the Agent created or granted herein and the enforceability of the Loan Documents at all times shall remain effective to cover the full amount of all the Liabilities even though the Liabilities, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.

(g)  To the maximum extent permitted by applicable law, each Borrower, for itself, expressly waives any and all defenses now or hereafter arising or that otherwise might be asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Liabilities or with respect to the enforceability of the Agent’s security interest in or Encumbrance on any collateral securing any of the Liabilities (including, without limitation, the Collateral), (b) the unenforceability or invalidity of any security or guaranty for the Liabilities or the lack of perfection or continuing perfection or failure of priority of any security for the Liabilities, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Liabilities), (d) any failure of the Agent to give notice of sale or other disposition of Collateral to any other Borrower or any other Person other than such waiving Borrower, or any defect in any notice that may be given to any other Borrower for any other Person other than such waiving Borrower, in connection with any sale or disposition of any collateral securing the Liabilities or any of them (including, without limitation, the Collateral), (e) any failure of the Agent to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Liabilities that is owned by another Borrower or by any other Person other than such waiving Borrower, including any failure of the Agent to conduct a commercially reasonable sale or other disposition of any such collateral or other security for any Liabilities, (f) any act or omission of the Agent or others that directly or indirectly results in or aids the discharge or release of any other Borrower, or the Liabilities of any other Borrower, or any security or guaranty therefor, by operation of law or otherwise, or (g) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation.  Until such time, if any, as all of the Liabilities (other than contingent Liabilities and indemnities which survive repayment of the Loans) have been paid and performed in full and no portion of any commitment of the Lenders to any Borrower under any Loan Document remains in effect, no Borrower shall have any right of subrogation, contribution, reimbursement or indemnity, and each Borrower expressly waives any right to enforce any remedy that the Agent now have or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by the Agent.  Except to the extent expressly provided for in any Loan Document, each Borrower expressly waives, to the maximum extent permitted by applicable law, all rights or entitlements to presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Liabilities, and all notices of acceptance of the Loan Documents or of the existence, creation or incurring of new or additional Liabilities.

(h)  Each Borrower hereby agrees to keep each other Borrower fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Liabilities under the Loan Documents, and in particular as to any adverse developments with respect thereto.  Each Borrower hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Borrower, and of the ability of each other Borrower to perform its Liabilities under the Loan Documents, and in particular as to any adverse developments with respect to any thereof.  Each Borrower hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Agent shall have no duty to inform any Borrower of any information pertaining to the business, affairs, finances, or financial condition of any other Borrower, or pertaining to the ability of any other Borrower to perform its Liabilities under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Borrowers to continue to be jointly and severally liable for, or to provide Collateral for, Liabilities of one or more of the other Borrowers.  To the fullest extent permitted by applicable law, each Borrower hereby expressly waives any duty of the Agent to inform any Borrower of any such information.

(i)  Borrowers and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, or otherwise adversely affect rights that Borrowers otherwise may have against other Borrowers, the Agent or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable.  If any of the waivers or consents herein is determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

14.25      Transitional Arrangements.

This Agreement shall, on and as of the Closing Date, supersede that certain Loan and Security Agreement dated as of April 24, 1998 among Mothers Work, Inc., Cave Springs, Inc., and certain other entities from time to time party thereto as borrowers, and Fleet Retail Group, Inc., as assignee of Fleet Capital Corporation, as lender (the “First Agreement”), in its entirety, except as provided in this Section 14.25.  On the Closing Date, the rights and obligations of the parties under the First Agreement shall be subsumed within and governed by this Agreement , provided, however,

(a)    that each of the “ Loans” (as defined in the First Agreement) outstanding under the First Agreement on the Closing Date shall continue to bear interest up to the Closing Date at the rate at which they bear interest under the First Agreement and, on and after the Closing Date, all of such Loans under the First Agreement shall be converted to Revolving Credit Loans hereunder and shall bear interest at the rates set forth hereunder;

(b)    that any Letter of Credit outstanding under the First Agreement on the Closing Date shall for the purposes of this Agreement, together with the Special Purpose Credit, be a L/C hereunder;

(c)    that each and every other Loan Document under the First Agreement  shall, unless explicitly restated, substituted or replaced in connection herewith, continue in full force and effect and that any and all references therein to the First Agreement shall be deemed to constitute references to this Agreement; and

(d)   all fees, letter of credit fees and other fees and expenses owing or accruing under or in respect of the First Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid in accordance with the method and on the dates, specified in the First Agreement, as if the Restated Agreement were still in effect.

14.26      Confidentiality.

(a)  Obligors and each Lender will maintain, as confidential (other than to their respective attorneys, agents, accountants, participants and prospective participants) all of the following:

(i)            Proprietary approaches, techniques, and methods of analysis which are applied by any Agent in the administration of the credit facility  contemplated by this Agreement.

(ii)           Proprietary forms and formats utilized by any Agent in providing reports to the Lenders pursuant hereto, which forms or formats are not of general currency.

(b)           Agent and each Lender will maintain, as confidential (other than to their respective attorneys, agents, accountants, participants and prospective participants) all confidential information provided by the Obligors pursuant to the Loan Documents, other than any information which becomes known to the general public through services or sources other than that Agent or Lender.

(c)           Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or by regulatory authorities having jurisdiction over any party to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Signature Page to Loan and Security Agreement

MOTHERS WORK, INC.

(“Lead Borrower”)

By:	/s/ Edward M. Krell
Print Name: Edward M. Krell
Title: Chief Financial Officer

CAVE SPRINGS, INC.
(a “Borrower”)

By:	/s/ Edward M. Krell
Print Name: Edward M. Krell
Title: Chief Financial Officer

MOTHERS WORK CANADA, INC.
(a “Guarantor”)

By:	/s/ Edward M. Krell
Print Name: Edward M. Krell
Title: Treasurer

Signature Page to Loan and Security Agreement

FLEET RETAIL GROUP, INC.
(“Lender”)

By:	/s/ Sally A. Sheehan
Print Name: Sally A. Sheehan
Title: Managing Director

FLEET RETAIL GROUP, INC.
(“Administrative Agent”)

By:	/s/ Sally A. Sheehan
Print Name: Sally A. Sheehan
Title: Managing Director

FLEET RETAIL GROUP, INC.
(“Collateral Agent”)

By:	/s/ Sally A. Sheehan
Print Name: Sally A. Sheehan
Title: Managing Director

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EXHIBIT 5.12(a)

Financial Covenants

This Exhibit is attached to and made part of that certain  Loan and Security Agreement between Fleet Retail Group,  Inc., as Administrative Agent, Collateral Agent, and Lender, the other Lenders party thereto, and Mothers Work, Inc., as Lead Borrower, and the other Borrowers and Guarantors party thereto, dated as of October 15, 2004.  Capitalized terms used in this Exhibit and not separately defined herein shall have the meanings ascribed under the Loan and Security Agreement.

1)  Fixed Charge Coverage Ratio

At any time or from time to time that either: (a) Excess Availability is less than $10,000,000 on any day; or (b) average Financial Covenant Adjusted Availability for any calendar month is less than $15,000,000, then the  Borrowers shall have maintained, for the period of twelve consecutive months, taken as a whole, ending on the last day of the then most recently ended month, a Fixed Charge Coverage Ratio of not less than the following during the periods set forth below:

Period	Minimum Fixed Charge Coverage Ratio

For each period of twelve consecutive months ending on each month from and after the period of twelve consecutive months ending on August 31, 2004 through and including the period of twelve consecutive months ending on September 30, 2006

1.000 to 1.000

For each period of twelve consecutive months ending on each month from and after the period of twelve consecutive months ending on October 31, 2006 through and including the period of twelve consecutive months ending on September 30, 2007

1.025 to 1.000

For each period of twelve consecutive months ending on each month from and after the period of twelve consecutive months ending on October 31, 2007 through and including the period of twelve consecutive months ending on September 30, 2008

1.050 to 1.000

For each period of twelve consecutive months ending on each month from and after the period of twelve consecutive months ending on October 31, 2008	1.100 to 1.000

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2)  Capital Expenditures

Borrowers may incur Capital Expenditures in their discretion, provided that:

(A) for any fiscal year as to which the Borrowers’ projected pro forma Excess Availability, as provided under Section 5.11(c), is at least $10,000,000 at all times and for which average Financial Covenant Adjusted Availability, on calendar-month basis, is at least $15,000,000 at all times, this Section (2) shall not limit the Borrowers’ incurrence of  Capital Expenditures in their discretion, unless actual Excess Availability falls below $10,000,000 at any time or actual average Financial Covenant Adjusted Availability for any calendar month during such fiscal year falls below $15,000,000 during such fiscal year (in which case clause (B) shall apply); and

(B) during any fiscal year in which Excess Availability actually falls below $10,000,000 on any day or average Financial Covenant Adjusted Availability for any calendar month actually falls below $15,000,000 or is projected, pursuant to the projections provided under Section 5.11(c), to fall below $10,000,000 on any day or average Financial Covenant Adjusted Availability for any calendar month is projected, pursuant to the projections provided under Section 5.11(c) to fall below $15,000,000, Borrowers shall not permit Capital Expenditures to exceed $35,000,000.

If, for any fiscal year in which clause (B) applies, the Borrowers actually incur less than $35,000,000 in Capital Expenditures, the Borrowers may, in addition to the $35,000,000 that Borrowers may incur in the following year, incur additional Capital Expenditures in an amount equal to the lesser of (i) Fifty Percent (50%) of the unused amount of Capital Expenditures (below the $35,000,000 maximum) from the previous fiscal year, or (ii) $10,000,000.

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